UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Copano Energy, L.L.C.
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COPANO ENERGY, L.L.C.

2727 Allen Parkway, Suite 1200

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF UNITHOLDERS

TO BE HELD ON MAY 17, 2012

Dear Unitholder:

You are cordially invited to attend the 2012 Annual Meeting of Unitholders of Copano Energy, L.L.C., a Delaware limited liability company (“Copano”), which will be held on Thursday, May 17, 2012, at 9:00 a.m., Central Daylight Time, at Two Allen Center, 1200 Smith Street, in The Forum Room, 12th Floor, Houston, Texas 77002. The annual meeting will be held for the following purposes:

1.	To elect eight directors to Copano’s Board of Directors to serve until our 2013 Annual Meeting of Unitholders;

2.	To ratify the appointment of Deloitte & Touche LLP as Copano’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Additional information regarding the annual meeting is set forth in the attached proxy statement.

Only holders of record of our common units and our Series A convertible preferred units at the close of business on March 19, 2012 are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. A list of our unitholders will be available for examination at the annual meeting and at Copano’s Houston office at least ten days prior to the annual meeting.

By Order of the Board of Directors,

Douglas L. Lawing

Executive Vice President, General Counsel and Secretary

Houston, Texas

April 5, 2012

Your vote is important.  Whether or not you plan to attend the meeting, please cast your vote promptly. If you received a notice of internet availability of proxy materials, you may vote by using the internet voting procedure described in the notice. If you received printed proxy materials (which are available, free, upon request), you may vote by using the telephone or internet procedures described on the enclosed proxy card, or by signing, dating and returning the proxy card in the postage-paid return envelope provided. If you attend the meeting and so desire, you may withdraw your proxy and vote in person.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	A-1

COPANO ENERGY, L.L.C.

2727 Allen Parkway, Suite 1200

Houston, Texas 770021

PROXY STATEMENT

Annual Meeting of Unitholders

to be held on Thursday, May 17, 2012

This proxy statement, which was first made available to our unitholders on or about April 5, 2012, is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of Copano Energy, L.L.C., for use at our 2012 Annual Meeting of Unitholders, or annual meeting, and at any adjournment or postponement of the meeting. The annual meeting will be held on Thursday, May 17, 2012, at 9:00 a.m., Central Daylight Time, at Two Allen Center, 1200 Smith Street, in The Forum Room, 12th Floor, Houston, Texas 77002. Only holders of record of our common units and our Series A convertible preferred units at the close of business on March 19, 2012, or the record date, were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournment or postponement thereof, unless such adjournment or postponement is for more than 45 days, in which event we will set a new record date. Unless the context requires otherwise, the terms “Copano,” “our,” “our company,” “we,” “us” and similar terms refer to Copano Energy, L.L.C., together with its consolidated subsidiaries.

Proposals

At the annual meeting, we will ask unitholders to consider and act upon proposals to: (i) elect eight directors to serve until our 2013 Annual Meeting of Unitholders, (ii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and (iii) transact such other business as may properly come before the meeting.

Outstanding Units on Record Date; Quorum

As of the record date, 72,270,610 common units and 11,976,175 Series A convertible preferred units, or preferred units, were outstanding and each unit entitles the holder to one vote at the annual meeting. The holders of a majority, or 42,123,393, of the aggregate of our common and preferred units outstanding as of the record date must be present in person or represented by proxy at the meeting to constitute a quorum. A properly executed proxy submitted without instructions will be voted in accordance with the Board’s recommendation for each of the proposals, unless it has been properly revoked. A properly executed proxy marked “WITHHOLD” or “ABSTAIN” will not be voted, although it will be counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will count as present for purposes of establishing a quorum, but will not be counted in the total votes cast on the proposals.

Important Voting Information

If your common units are held in the name of a bank or broker, please note that banks and brokers may no longer use discretionary authority to vote common units on the election of directors if they have not received instructions from their clients. Your vote is important. Please communicate your voting decisions to your bank or broker before the date of the annual meeting so that your vote can be counted.

How to Vote

If you received a notice of internet availability of proxy materials, you may vote by using the internet voting procedure described in the notice. If you received printed proxy materials (which are available, free, upon

1 Beginning May 18, 2011, the address for our principal executive offices will change to 1200 Smith Street, Suite 2300, Houston, Texas 77002.

request), you may vote by using the telephone or internet procedures described on the enclosed proxy card, or by signing, dating and returning the proxy card in the postage-paid return envelope provided. You may also attend the annual meeting and vote in person. Even if you plan to attend the annual meeting, we urge you to cast your vote promptly using the internet or telephone procedures, or by returning your completed proxy.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a bank or broker and you wish to vote in person, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units. Whichever method of voting you choose, please do so as soon as possible to ensure that your vote is represented at the annual meeting.

Revoking Your Proxy

You may revoke your proxy before it is voted at the annual meeting: (i) by delivering, before or at the annual meeting, a new proxy with a later date, (ii) by delivering, on or before the business day prior to the annual meeting, a notice of revocation to our Corporate Secretary at the address set forth in the notice of the annual meeting, (iii) by attending the annual meeting in person and voting (although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy) or (iv) if you have instructed a broker to vote your units, by following the directions your broker provides you regarding changes to your instructions.

Notice and Access and Internet Availability of Proxy Materials

For this year’s annual meeting, we have elected to use the “Notice and Access” model to provide proxy materials to our unitholders by posting the proxy materials on a publicly accessible website. Instead of mailing a printed copy of the proxy materials for the annual meeting, we are furnishing proxy materials to some of our unitholders on the internet by providing a “Notice Regarding the Internet Availability of Proxy Materials.” The notice provides instructions on how to access our proxy materials and vote online.

As indicated in the notice, the proxy materials, including this proxy statement, are available online at www.cpnoproxy.com. If you receive a Notice Regarding the Internet Availability of Proxy Materials, you will not receive a printed copy of the proxy materials unless you specifically request one by following the directions contained in the notice.

Questions about the Annual Meeting

If you have any questions about the annual meeting, please contact D.F. King & Co., Inc., our proxy solicitor, at 48 Wall Street, New York, New York 10005. Banks and brokerage firms, please call (212) 269-5550. Unitholders, please call (800) 967-4604.

PROPOSAL ONE — ELECTION OF DIRECTORS

At the annual meeting, unitholders will consider and act upon a proposal to elect eight directors to our Board of Directors to serve until our 2013 Annual Meeting of Unitholders. All eight of our current Board members have been nominated to stand for re-election. We encourage our director nominees to attend our annual meetings to provide an opportunity for unitholders to communicate with them directly about issues affecting our company. Last year, six of our eight directors attended the annual meeting, and we anticipate that all director nominees will attend our 2012 annual meeting.

Each of the nominees has consented to serve as a director if so elected. Each nominee who is elected to our Board will serve until his term expires and his successor has been duly elected and qualified or until his earlier death, resignation or removal. The persons named as proxies in the accompanying proxy card, who have been designated by our Board, intend to vote FOR the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any of the director nominees becomes unable for any reason to stand for election, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as our Board may recommend and propose to replace such nominee or nominees.

Director Nominee Qualifications

Several of our nominees are current or former chief executive, chief financial or chief operating officers or directors of other public companies, and all have experience in the energy industry. As such, they have a deep understanding of, and extensive experience in, many of the areas that we believe are of critical importance to our company’s proper operation and success. In developing its recommendations, the Nominating and Governance Committee considered the nominees’ respective executive or board experience, midstream or upstream energy industry expertise, and experience with financial statement preparation, operations, marketing, regulatory compliance, financial markets, mergers and acquisitions and legal matters. As required in its charter and in our corporate governance guidelines, the Nominating and Governance Committee also considered diversity and the current mix of talent and experience on the Board. Except for Mr. Northcutt, who was elected to our Board in connection with his election as our Chief Executive Officer in November 2009, and Mr. MacDougall, who was elected to our Board in July 2010 pursuant to a director designation agreement between us and our preferred unitholder, all of our directors have served on our Board since 2004. When conducting searches for new directors, our Nominating and Governance Committee intends to take every reasonable step to ensure that diverse candidates are included in the pool from which nominees are selected. Below are biographies highlighting the particular skills, qualifications and experience of each nominee that support the conclusion of the Nominating and Governance Committee that the nominees are well-qualified to serve on our Board of Directors.

Name	Age	Director Since
James G. Crump	71	2004
Ernie L. Danner	57	2004
Scott A. Griffiths	57	2004
Michael L. Johnson	61	2004
Michael G. MacDougall	41	2010
R. Bruce Northcutt(1)	52	2009
T. William Porter	70	2004
William L. Thacker(2)	66	2004

(1)	President and Chief Executive Officer

(2)	Chairman of the Board

James G. Crump joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Crump is Chairman of the Audit Committee and a member of the Conflicts Committee. He is also a member of the board of directors of Exterran GP, LLC, the general partner of the general partner of Exterran Partners, L.P. (a compression services company). Mr. Crump began his career at Price Waterhouse in 1962 and became a partner in 1974. From 1977 until the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Crump held numerous management and leadership roles. From 1998 until his retirement in 2001, Mr. Crump served as Global Energy and Mining Cluster Leader, a member of the U.S. Management Committee and the Global Management Committee and as Houston Office Managing Partner of PricewaterhouseCoopers. Mr. Crump holds a Bachelor of Business Administration degree in Accounting from Lamar University.

We believe that Mr. Crump’s expertise with accounting principles and financial reporting regulations, evaluating financial results and generally overseeing the financial reporting processes of a public company, both from an independent auditor’s perspective and as a public company director, make him a valuable asset to our Board.

Ernie L. Danner joined our Board of Directors upon completion of our initial public offering in November 2004 and is a member of the Audit Committee. From 1998 until his retirement in October 2011, Mr. Danner was employed by Universal Compression Holdings, Inc., which became Exterran Holdings, Inc. following a merger with Hanover Compression Company in August 2007. Mr. Danner joined Universal Compression Holdings in 1998 as its Chief Financial Officer and served in various positions of increasing responsibility, including as Chief Operating Officer from July 2006 through August 2007. From August 2007 to October 2011, Mr. Danner served as a director of Exterran Holdings and of Exterran GP, LLC, and beginning in July 2009, he also served as President and Chief Executive Officer of both companies. Mr. Danner holds a Bachelor of Arts degree and a Master of Arts degree in Accounting from Rice University.

We believe that Mr. Danner’s extensive executive experience demonstrates his leadership capability and business acumen and enables him to contribute valuable insight regarding complex financial, operational and strategic issues in our industry.

Scott A. Griffiths joined our Board of Directors in December 2004. Mr. Griffiths is Chairman of the Compensation Committee and a member of the Nominating and Governance Committee and the Conflicts Committee. He is also a member of the board of directors of Energy Partners, Ltd. Mr. Griffiths served as Senior Vice President and Chief Operating Officer of Hydro Gulf of Mexico, LLC from December 2005 to December 2006. From 2003 through December 2005, Mr. Griffiths served as Executive Vice President and Chief Operating Officer of Spinnaker Exploration Company. From 2002 to 2003, Mr. Griffiths served as Senior Vice President, Worldwide Exploration for Ocean Energy, Inc. Mr. Griffiths joined Ocean following the 1999 merger of Ocean and Seagull Energy Corporation, where he served as Vice President, Domestic Exploration. He holds a Bachelor of Science degree in Geology from the University of New Mexico and a Master of Arts degree in Geology from Indiana University.

Mr. Griffiths is an experienced operational leader with extensive upstream industry expertise, which contributes valuable perspective to our Board.

Michael L. Johnson joined our Board of Directors in December 2004. Mr. Johnson is Chairman of the Conflicts Committee and a member of the Audit Committee. Mr. Johnson began his career in 1975 with Conoco Inc. and served as Chairman and Chief Executive Officer of Conoco Gas and Power from 1997 until his retirement in 2002. Mr. Johnson holds a Bachelor of Science degree in Geology from New Mexico State University, a Master of Arts degree in Geochemistry from Rice University and a Master of Science degree in Management, Sloan Fellow, from the Alfred P. Sloan School of Business, Massachusetts Institute of Technology.

Mr. Johnson’s operational expertise in both the midstream and upstream industries, combined with his executive experience, enables him to provide our Board with valuable insight on operational and strategic matters.

Michael G. MacDougall joined our Board of Directors in July 2010. Mr. MacDougall is a partner with TPG (as defined below) and leads the firm’s global energy and natural resources investing practice. Prior to joining TPG in 2002, Mr. MacDougall was a vice president in the principal investment area of the Merchant Banking

Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. He is a director of Energy Future Holdings Corp. (formerly TXU Corp.) and Graphic Packaging Holding Company and a director of the general partner of Valerus Compression Services, L.P. Mr. MacDougall received his Bachelor of Business Administration degree, with highest honors, from The University of Texas at Austin and received his Masters of Business Administration degree, with distinction, from Harvard Business School.

Upon closing of our sale of preferred units to TPG Copenhagen, L.P., or TPG Copenhagen, an affiliate of TPG Capital, L.P. (together with its affiliates, TPG), we entered into a director designation agreement giving TPG Copenhagen the right to designate a member of our Board. TPG Copenhagen selected Mr. MacDougall as its director designee. We are required, pursuant to the terms of the director designation agreement, to nominate Mr. MacDougall for re-election to the Board at each annual meeting of unitholders unless TPG Copenhagen’s ownership of Copano securities falls below specified levels or certain other specified resignation events occur.

Mr. MacDougall’s extensive transactional and investment banking experience, his experience as a private equity investor and his experience as a director of other public companies enable Mr. MacDougall to provide valuable insight regarding complex financial and strategic issues in our industry.

R. Bruce Northcutt joined our Board of Directors in November 2009. Mr. Northcutt has served as our President and Chief Executive Officer since November 2009 and was our President and Chief Operating Officer from April 2003 until November 2009. Mr. Northcutt served as President of El Paso Global Networks Company from November 2001 until April 2003; Managing Director of El Paso Global Networks Company from April 1999 until November 2001 and Vice President, Business Development, of El Paso Gas Services Company from January 1998 until April 1999. From 1988 until 1998, Mr. Northcutt held positions with various levels of responsibility at El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. He began his career with Tenneco Oil Exploration and Production in 1982, working in the areas of drilling and production engineering. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a Registered Professional Engineer in the State of Texas.

Mr. Northcutt brings nearly 30 years of energy industry experience to his roles as director and leader of our management team, and he is well positioned to provide critical insight and guidance to the Board from the perspective of our daily operations.

T. William Porter joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Porter is Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. Mr. Porter is Chairman Emeritus and a retired partner of Porter & Hedges, L.L.P., a Houston law firm formed in 1981. He was a partner of that firm from its founding until his retirement in December 2009 and also served as Chairman of that firm for the ten years prior to his retirement. Mr. Porter serves as a director of Helix Energy Solutions Group, Inc. Mr. Porter holds a Bachelor of Business Administration degree in Finance from Southern Methodist University and Bachelor of Laws degree from Duke University.

Mr. Porter’s 44 years of legal practice, his leadership role within his own profession and his extensive experience advising companies in the energy industry on corporate and securities law matters enable him to provide valuable knowledge and perspective to our Board.

William L. Thacker was elected Chairman of the Board in November 2009 and has served on our Board of Directors since our initial public offering in November 2004. He is a member of the Compensation and Nominating and Governance Committees. Mr. Thacker also serves on the boards of Kayne Anderson Energy Development Company, Kayne Anderson Midstream/Energy Fund and GenOn Energy, Inc. Mr. Thacker joined Texas Eastern Products Pipeline Company (the general partner of TEPPCO Partners, L.P.) in September 1992 as President, Chief Operating Officer and director. He was elected Chief Executive Officer in January 1994. In March 1997, he was named to the additional position of Chairman of the Board, which he held until his retirement in May 2002. Prior to joining Texas Eastern, Mr. Thacker was President of Unocal Pipeline Company

from 1986 until 1992. Mr. Thacker is past Chairman of the Executive Committee of the Association of Oil Pipelines, has served as a member of the board of directors of the American Petroleum Institute, and has actively participated in many energy-related organizations during his 35-year career in the energy industry. Mr. Thacker holds a Bachelor of Mechanical Engineering degree from the Georgia Institute of Technology and a Masters of Business Administration degree from Lamar University.

Mr. Thacker’s extensive management experience in the energy industry, including in executive and board leadership positions, provides him with financial knowledge, business acumen and leadership capabilities that make him well-suited to serve as our Chairman.

Cumulative Voting

Our limited liability company agreement provides for “cumulative voting” in the election of directors. This means that a unitholder will be entitled to a number of votes equal to the number of units that such unitholder is entitled to vote at the annual meeting multiplied by the number of directors to be elected at the annual meeting. A unitholder may (i) cast all such votes for a single director, (ii) distribute them evenly among the number of directors to be voted for at the annual meeting, or (iii) distribute them among any two or more directors to be voted for at the annual meeting. For example, because there are eight director nominees, if you own 100 units you will be entitled to cast 800 votes in the manner set forth in the preceding sentence. Cumulative voting permits a unitholder to concentrate his or her votes on fewer nominees, thereby allowing the unitholder potentially to have a greater impact on the outcome of the election with respect to one or more nominees. A unitholder holding a sufficient number of units may have the ability to elect one or more nominees to the Board of Directors without the support of other unitholders.

With respect to the annual meeting, we have eight nominees and eight available board seats. Each properly executed proxy received in time for the annual meeting will be voted as specified therein. The eight nominees receiving the most votes cast at the annual meeting will be elected to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors in accordance with the laws of the State of Delaware and our limited liability company agreement. Our Board has adopted corporate governance guidelines to assist in the exercise of its responsibility to provide effective governance over our affairs for the benefit of our unitholders. In addition, our Board has adopted our code of business conduct and ethics, which sets forth legal and ethical standards of conduct for all our directors, officers, employees and other personnel.

Director Independence

Our corporate governance guidelines require that at least a majority of our directors must qualify as “independent” under the listing standards of The NASDAQ Stock Market, or NASDAQ. To qualify as independent, a director must meet objective criteria set forth in the NASDAQ rules, and the Nominating and Governance Committee of our Board must also make a subjective determination that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would interfere with his exercise of independent judgment in carrying out his responsibilities as a director. In conducting its review of director independence, our Nominating and Governance Committee reviewed the direct or indirect business relationships between each non-executive director (including his or her immediate family) and our company, as well as each non-executive director’s relationships with any charitable organizations.

The Nominating and Governance Committee has determined that Messrs. Crump, Danner, Griffiths, Johnson, Porter and Thacker qualify as “independent” in accordance with NASDAQ listing standards. The Nominating and Governance Committee did not make an independence determination with respect to Mr. MacDougall. Mr. Northcutt is not independent by virtue of his role as President and Chief Executive Officer of our company. During the Nominating and Governance Committee’s most recent review of independence of the nominees, the committee considered the following relationships and determined that these relationships would not interfere with the independent judgment of the Board members involved:

•

Mr. Thacker is a member of the board of directors of Kayne Anderson Energy Development Company (“KED”) and the Kayne Anderson Midstream/Energy Fund (“KMF”), both of which are investment companies that invest in private and publicly traded energy companies. The main functions of the boards of KED and KMF are to approve valuations of their investments in private companies, their distribution policies and SEC reports. Investment decisions for KED and KMF are made by its investment advisor, KA Fund Advisors, LLC.

KED, KMF and KA Fund Advisors are subsidiaries of Kayne Anderson Capital Advisors, L.P. (“Kayne Anderson”), a registered investment advisor. Kayne Anderson beneficially owns approximately 4.09% (as of the date of its most recent Schedule 13G filing) of our common units through various investment partnerships, a registered investment company and institutional accounts.

•

Mr. Crump is a member of the board of directors of Exterran GP, LLC, the general partner of the general partner of Exterran Partners, L.P., and serves as chairman of Exterran GP’s audit and conflicts committees and also serves on its compensation committee.

•

Mr. Danner was formerly President and Chief Executive Officer and a member of the board of directors of Exterran Holdings, Inc. Mr. Danner was also President and Chief Executive Officer and a member of the board of directors of Exterran GP. Mr. Danner resigned from these positions with Exterran Holdings and Exterran GP on October 31, 2011.

Certain subsidiaries of Exterran (including subsidiaries of Exterran GP) provided goods and services relating to natural gas compression to our operating subsidiaries or affiliates during 2011. Total payments for these goods and services equaled less than 1% of Exterran’s consolidated revenue for 2011.

In addition, the Nominating and Governance Committee has determined that each member of the Audit Committee qualifies as “independent” under enhanced independence standards established by the SEC for members of audit committees. The Board has also designated Mr. Crump as the “audit committee financial expert” based on its finding that Mr. Crump’s experience and understanding with respect to certain accounting and auditing matters meet the SEC criteria for an “audit committee financial expert.” Designation of one member of our audit committee as an “audit committee financial expert” is a requirement of the SEC; it does not impose on Mr. Crump any duties, obligations or liability that are greater than those generally imposed on him as a member of the Audit Committee and the Board of Directors, nor does it affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Board Leadership Structure and Role in Risk Oversight

Board Leadership

Under our limited liability company agreement and corporate governance guidelines, our Board has discretion to combine or separate the positions of Chairman and Chief Executive Officer based on its determination of the best leadership structure for our company. In 2009, our Board separated the positions of Chairman and Chief Executive Officer in recognition of the substantial time, effort, and energy required to serve in each role. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and our Chairman to focus on leadership of the Board in its fundamental role of advising management and providing independent oversight.

Meetings of Our Board of Directors; Executive Sessions

Our Board of Directors holds regular meetings and special meetings from time to time as may be necessary. During the period from January 1 through December 31, 2011, our Board of Directors held 12 meetings. The standing committees of our Board of Directors held an aggregate of 18 meetings during this period. Each director attended at least 75% of the aggregate number of meetings of the Board and committees on which he served.

Our corporate governance guidelines provide that our independent directors will meet in executive session at least quarterly, or more frequently if necessary. The Chairman of our Board determines the agendas for executive sessions of the independent directors.

Board Committees

Our Board of Directors currently has, and appoints the members of, standing audit, compensation, conflicts, and nominating and governance committees. These committees are composed solely of independent directors in accordance with applicable NASDAQ listing standards and SEC rules. The Board has adopted a written charter for each committee, which sets forth the committee’s purposes, responsibilities and authority. Each committee reviews and assesses on an annual basis the adequacy of its charter and recommends any proposed modifications to the Board for its approval. The following are brief descriptions of the functions and operations of our Board committees.

Audit Committee.  The Audit Committee assists our Board of Directors in its general oversight of our financial reporting, internal audit, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. In 2011, the Audit Committee held five meetings. The Audit Committee has three members: Mr. Crump (Chairman), Mr. Danner and Mr. Johnson.

Compensation Committee.    The Compensation Committee’s primary responsibilities are to (i) approve compensation arrangements for officers of our company and for our Board members, including salaries and bonuses and other compensation for executive officers of our company, (ii) approve any compensation plans in which officers and directors of our company are eligible to participate, and to administer such plans, including the granting of equity awards or other benefits under any such plans, (iii) exercise general oversight of the company’s overall compensation structure, practices and programs and (iv) review and discuss with our management the CD&A and related disclosure to be included in our annual proxy statement. For a discussion of the roles of executive officers and compensation consultants in determining or recommending compensation, please read “Compensation Discussion and Analysis — The Compensation-Setting Process.”

In 2011, the Compensation Committee held six meetings. The Compensation Committee consists of: Mr. Griffiths (Chairman), Mr. Porter and Mr. Thacker. All Compensation Committee members are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, or the Exchange Act.

Conflicts Committee.  The Conflicts Committee reviews, at the Board’s request, specific matters that the Board believes may involve conflicts of interest between our Board members or their affiliates and our company. Any matters approved by the Conflicts Committee will be permitted and deemed approved by all unitholders and will not constitute a breach of our limited liability company agreement or of any duty stated or implied by law or equity, including any fiduciary duty.

In addition to conflicts involving Board members, the Conflicts Committee is responsible for investigating, reviewing and acting on other matters where a conflict of interest arises. The committee’s charter sets forth the Conflicts Committee’s policy and procedures for review, approval and ratification of transactions involving our company and “related persons” (directors, director nominees, executive officers or their immediate family members, or unitholders owning five percent or greater of our company’s outstanding voting securities). The charter covers any related-person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions with our company involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The charter states that, in determining whether to approve or ratify a conflict-of-interest transaction, including a related-person transaction, the Conflicts Committee shall consider whether the transaction is (i) on terms no less favorable to us than those generally being provided to or available from unrelated third parties, or (ii) fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Currently, our only transactions with related persons (other than in their capacity as our employees) are those described under “Certain Relationships and Related Transactions.”

In 2011, the Conflicts Committee held three meetings. The Conflicts Committee consists of three directors. From January 1, 2011 to May 18, 2011, the committee consisted of Mr. Danner (Chairman), Mr. Crump and Mr. Johnson. Effective May 18, 2011, Mr. Griffiths replaced Mr. Danner on the committee and Mr. Johnson was appointed Chairman.

Nominating and Governance Committee.    The Nominating and Governance Committee’s primary responsibilities are (i) to recruit and recommend candidates for election to the Board and for committee appointments, (ii) to review the qualifications of officer candidates for our company and recommend officer nominees for such positions to the Board, (iii) to develop and recommend corporate governance guidelines to the Board of Directors, and to assist the Board in implementing such guidelines, (iv) to lead the Board in its annual review of the performance of the Board and its committees, (v) to make annual determinations as to the independence of director nominees under applicable NASDAQ and SEC rules and (vi) to develop and monitor our succession plan.

Although the Nominating and Governance Committee has no specific minimum qualifications for director nominees, the committee evaluates each nominee based upon consideration of a nominee’s independence and diversity, skills and experience in the context of the needs of the Board as described in our corporate governance guidelines and in the committee charter. With respect to existing Board members, the committee also considers the directors’ attendance and performance at Board and committee meetings and the length of service of each director. For new directors, the Nominating and Governance Committee will consider the nominees’ familiarity with the company and our industry, service on the boards of other companies, and their willingness to commit the time required to serve on our Board. The Nominating and Governance Committee may rely on various sources to identify director nominees. These include input from directors, management, professional search firms and others that the committee feels are reliable. In 2011, the Nominating and Governance Committee held four meetings. The Nominating and Governance Committee consists of three members: Mr. Porter (Chairman), Mr. Thacker and Mr. Griffiths.

The Nominating and Governance Committee will consider director nominations by unitholders in the same manner as other director candidates. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Nominating and Governance Committee, in care of the Corporate Secretary, Copano Energy, L.L.C., at our new address: 1200 Smith Street, Suite 2300, Houston, Texas 77002. For a description of the procedures required of unitholders seeking to nominate director candidates, please read “Unitholder Proposals and Director Nominations — Recommendation of Director Candidates to the Nominating and Governance Committee.”

Role in Risk Oversight

Risk is inherent in business, and how well a company manages risk can ultimately determine its success. We face a number of risks, including commodity price risk, environmental and regulatory risks, operational risks and others, such as the impact of competition and weather conditions. Management is responsible for the day-to-day management of risks our company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In fulfilling its risk oversight role, the Board must determine whether risk management processes implemented by our management are adequate and functioning as designed. Senior management regularly delivers presentations to the Board on strategic matters, operations, risk management and other matters, and is available to address any questions or concerns raised by the Board. Board meetings also regularly include discussions with senior management regarding strategies, key challenges, and risks and opportunities for our company.

Our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists with risk management oversight in the areas of financial reporting, internal audit, internal controls and compliance with legal and regulatory requirements and our risk management policy relating to our hedging program. The Conflicts Committee assists with oversight of risk management involving conflicts of interest. The Compensation Committee assists the Board with risk management relating to our compensation policies and programs, and the Nominating and Governance Committee assists with risk management relating to Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Compensation Committee Interlocks and Insider Participation

Messrs. Griffiths, Porter and Thacker served as members of the Compensation Committee during all of 2011. No member of the Compensation Committee is or has been an executive officer of our company, and no member of the committee had a relationship with us in 2011 requiring “related-person” transaction disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a director or member of a compensation committee of any entity whose executive officers include a member of our Board or Compensation Committee.

Communications to our Board of Directors and Availability of Documents

Our Board is receptive to direct communication from unitholders and recommends that unitholders initiate any communications in writing and send them to our Board in care of our Corporate Secretary, Copano Energy, L.L.C., at our new address: 1200 Smith Street, Suite 2300, Houston, Texas 77002. All such communications will be forwarded without review to the appropriate director. This centralized process will assist our Board in reviewing and responding to unitholder communications in an appropriate manner. Communications to our Board must include the number of units owned by the unitholder as well as the unitholder’s name, address, telephone number and email address, if any.

Our code of business conduct and ethics and corporate governance guidelines and the charters for committees of our Board are available on our website at www.copano.com, and paper copies will be provided free of charge to any unitholder requesting a copy by writing to our Corporate Secretary, Copano Energy, L.L.C., at our new address: 1200 Smith Street, Suite 2300, Houston, Texas 77002. The information on our website is not a part of this proxy statement or incorporated into any other filing we make with the SEC.

Director Compensation

Annual Retainer and Fees.  The table below summarizes the cash retainers and fees approved by our Board of Directors as compensation for the non-executive directors’ service on our Board and Board committees. Each of our non-executive directors is also reimbursed for out-of-pocket expenses incurred in connection with attending Board or committee meetings. Directors who are employees of the company do not receive any additional compensation for service on the Board. Under individual indemnity agreements with us, each director is fully indemnified by us to the extent permitted under Delaware law for actions associated with being a member of our Board.

Non-Executive Director Cash Compensation

	Annual Retainer			Meeting Fees
	(Chairman)	(Member)
Board of Directors	—	$30,000	(1)	None
Audit Committee	$12,000	$4,000		$ 1,500
Compensation Committee	$8,000	None		$ 1,000
Conflicts Committee	$6,000	None		$ 1,000
Nominating and Governance Committee	$8,000	None		$ 1,000

(1)	All non-executive Board members, including the Chairman of the Board, receive the annual retainer.

Restricted Unit Awards.  We make an annual award of 3,000 restricted common units to our non-executive directors in November of each year. Each restricted unit award (and its associated distributions) vests in three equal annual installments or earlier upon a change in control, death, disability and, except for directors elected pursuant to a contractual obligation, upon failure to be nominated for re-election to our Board.

On February 15, 2012, our Board revised our director compensation program, which formerly provided for an initial grant of 6,000 restricted units to newly elected directors for their first year of service. Our revised program eliminates initial grants to directors and instead provides that newly elected directors will receive a pro-rated annual grant of restricted units upon election. Our Board made this change based on the recommendation of our Compensation Committee following a review of peer company practices relating to initial equity grants to directors.

Director Compensation Table.  The following table summarizes the compensation we paid to our non-executive directors for the fiscal year ended December 31, 2011.

Director Compensation for 2011

Name(1)	Fees Earned or Paid in Cash	Restricted Unit Awards(2)(3)	Unit Awards		Total
James G. Crump	$52,500	$96,900	—		$149,400
Ernie L. Danner	$45,000	$96,900	—		$141,900
Scott A. Griffiths	$46,500	$96,900	—		$143,400
Michael L. Johnson	$49,000	$96,900	—		$145,900
Michael G. MacDougall	$30,000	$96,900	—		$126,900
T. William Porter	$46,500	$96,900	—		$143,400
William L. Thacker	$39,000	$96,900	$49,984	(4)	$185,884

(1)	Mr. Northcutt is not included in the Director Compensation table because he receives no compensation for his services as a director.

(2)

In November 2011, each named director received 3,000 restricted units. The grant-date fair value of each director’s award as computed in accordance with FASB ASC Topic 718 — Stock Compensation was $96,900. These amounts reflect our accounting expense for these awards, rather than the actual value that may be recognized by the directors.

(3)

Since joining our Board at the end of 2004, each named director, other than Mr. MacDougall, has received an aggregate of 27,000 restricted common units (6,000 of which were subject to vesting restrictions at December 31, 2011). Mr. MacDougall has received 9,000 restricted units, 7,000 of which were subject to vesting restrictions at December 31, 2011.

(4)

The non-executive Chairman of the Board receives an annual retainer of $50,000, payable in unit awards under our LTIP, on January 1 of each year. The number of units awarded is determined by dividing the amount of the retainer by the closing market price for our common units on the trading day preceding the applicable January 1. On January 1, 2011, Mr. Thacker received 1,481 common units in payment of his annual retainer as non-executive Chairman of the Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Copano’s financial reporting process on behalf of its Board of Directors. Management has primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.

The Audit Committee hereby reports as follows:

•

The Audit Committee has reviewed and discussed with management the audited financial statements of Copano as of and for the year ending December 31, 2011, and each of Bighorn Gas Gathering, L.L.C., Fort Union Gas Gathering, L.L.C. and Eagle Ford Gathering LLC, unconsolidated affiliates of Copano, as of and for the year ending December 31, 2011.

•

The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

The Audit Committee has received from the independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence. The Audit Committee has determined that the non-audit services provided to Copano and its affiliates by the independent auditor (discussed below under “Proposal Two: Ratification of Independent Registered Public Accounting Firm”) are compatible with such firm maintaining its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the financial statements of Copano, Bighorn Gas Gathering, L.L.C., Fort Union Gas Gathering, L.L.C. and Eagle Ford Gathering LLC be included in Copano’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Submitted By:

Audit Committee

James G. Crump, Chairman

Ernie L. Danner

Michael L. Johnson

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Deloitte & Touche LLP, or Deloitte, to continue as our independent registered public accounting firm, or independent auditor, for 2012, and has determined to submit Deloitte’s selection to unitholders for ratification as a matter of good corporate governance practice. Deloitte has served as our independent auditor since 2002. We are advised that no member of Deloitte has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of Deloitte will attend the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered by Deloitte for the audit of our annual consolidated financial statements and subsidiary financial statements for each of the fiscal years ended December 31, 2011 and 2010 and the reviews of the financial statements included in our Quarterly Reports on Forms 10-Q for each of those fiscal years were $1,851,000 and $2,134,000, respectively.

Audit-Related Fees

Deloitte also received fees for services that they normally provide in connection with statutory or regulatory filings. Deloitte’s fees for these services (i) during 2011 totaled $88,000 and were associated with the issuance of our 7.125% Senior Notes due 2021, and (ii) during 2010 totaled $389,000 and were associated with a public offering of our common units and a private placement of preferred units.

Tax Fees

We incurred aggregate fees of $1,037,000 and $916,000 for fiscal years ended December 31, 2011 and 2010, respectively, for tax-related services provided by Deloitte. These included fees for K-1 processing and other tax compliance services, and for tax planning services.

Other Fees

We incurred aggregate fees of $348,000 for the fiscal year ended December 31, 2011 for due diligence, integration planning and related services provided by Deloitte in connection with proposed acquisitions. We incurred no such fees for the fiscal year ended December 31, 2010.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services performed by the independent auditor pursuant to an adopted Pre-Approval of Audit and Non-Audit Services Policy. The policy includes a schedule of generally pre-approved services that the committee reviews annually and requires specific pre-approval by the committee of any other audit or non-audit services on a case-by-case basis. The pre-approved services may include audit services, audit-related services, tax-related services and other services.

Management is required to report to the Audit Committee its engagement of the independent auditor to perform any of the services specifically pre-approved in the policy and does so on a quarterly basis. The engagement terms and fees related to our annual audit remain subject to the specific approval of the Audit Committee. Additionally, the pre-approval policy specifically prohibits certain non-audit services, including bookkeeping, appraisal or valuation services, and legal services. None of the services covered under the captions “Audit-Related Fees” or “Tax Fees” were provided under the de minimis exception to audit committee approval of 17 CFR 210.2-01(c)(7)(i)(C).

Required Vote

Under our limited liability company agreement, approval of the proposal to ratify the Audit Committee’s selection of Deloitte as our independent auditor for 2012 requires the affirmative vote by holders of a majority of our outstanding units present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions and broker non-votes will count as present for purposes of establishing a quorum.

Unitholder ratification of the selection of Deloitte as our independent auditor is not required by our limited liability company agreement or otherwise. If this proposal is not approved at the annual meeting, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our company and our unitholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

EXECUTIVE OFFICERS

Certain information concerning Copano’s executive officers as of the date of this proxy statement is set forth below.

Name	Age	Position with Our Company
R. Bruce Northcutt	52	President and Chief Executive Officer
Douglas L. Lawing	51	Executive Vice President, General Counsel and Secretary
Carl A. Luna	42	Senior Vice President and Chief Financial Officer
Lari Paradee	49	Senior Vice President, Controller and Principal Accounting Officer
Sharon J. Robinson	52	Senior Vice President; President and Chief Operating Officer, Oklahoma and Rocky Mountains
James E. Wade	51	Senior Vice President; President and Chief Operating Officer, Texas
John N. Goodpasture	63	Senior Vice President, Corporate Development

R. Bruce Northcutt, Director, President and Chief Executive Officer, has served in his current capacity since November 2009, and was our President and Chief Operating Officer from April 2003 until November 2009. Mr. Northcutt served as President of El Paso Global Networks Company from November 2001 until April 2003; Managing Director of El Paso Global Networks Company from April 1999 until November 2001 and Vice President, Business Development, of El Paso Gas Services Company from January 1998 until April 1999. From 1988 until 1998, Mr. Northcutt held positions with various levels of responsibility at El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. He began his career with Tenneco Oil Exploration and Production in 1982, working in the areas of drilling and production engineering. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a Registered Professional Engineer in the State of Texas.

Douglas L. Lawing, Executive Vice President, General Counsel and Secretary, has served in his current capacity since August 2009 and was Senior Vice President, General Counsel and Secretary from November 2007 until August 2009. Mr. Lawing served as our Vice President, General Counsel and Secretary from October 2004 until November 2007 and previously served as our General Counsel beginning in November 2003. From January 2002 until November 2003, he served as our Corporate Counsel. Mr. Lawing has served as Corporate Secretary of our company and its predecessors since February 1994. Additionally, from March 1998 until January 2002, Mr. Lawing served as Associate Counsel of Nabors Industries, Inc. (now Nabors Industries Ltd.), a land drilling contractor. Mr. Lawing holds a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill and a Doctor of Jurisprudence from Washington and Lee University.

Carl A. Luna, Senior Vice President and Chief Financial Officer, has served in his current capacity since October 2009. Beginning in August 2009, he served as our Senior Vice President, Finance and Corporate Development and Interim Chief Financial Officer, and from May 2006 until August 2009, he served as our Vice President, Finance. Mr. Luna began his career with us in August 2005 as a financial consultant. From 1997 until 2005, he served as a Vice President in the Syndicated and Leveraged Finance Group of J.P. Morgan Securities Inc. He holds a Bachelor of Business Administration degree in Finance from Texas A & M University and a Master of Business Administration degree from Rice University. Mr. Luna serves as Treasurer and is a member of the Board of the National Association of Publicly Traded Partnerships.

Lari Paradee, Senior Vice President, Controller and Principal Accounting Officer, has served in her current capacity since August 2009. She served as Vice President and Controller from July 2003 until August 2009. From September 2000 until March 2003, Ms. Paradee served as Accounting and Consolidations Manager for Intergen, a global power generation company jointly owned by Shell Generating (Holdings) B.V. and Bechtel Enterprises Energy B.V. Ms. Paradee served as Vice President and Controller of DeepTech International, Inc. (an offshore pipeline and exploration and production company) from May 1991 until August 1998, when DeepTech was merged into El Paso Energy Corporation. Ms. Paradee then served as Manager, Finance and Administration of El Paso Energy until March 2000. From 1987 to 1991, Ms. Paradee served in various accounting and internal audit positions with American Exploration Company. She began her career in 1985 as a Staff Auditor and then as a Senior Auditor for Price Waterhouse. Ms. Paradee graduated magna cum laude from Texas Tech University with a Bachelor of Business Administration degree in Accounting and is a Certified Public Accountant.

Sharon J. Robinson, Senior Vice President, Copano, and President and Chief Operating Officer, Oklahoma and Rocky Mountains, has served in her current capacity since May 2010, when she was named President and Chief Operating Officer of our Rocky Mountains business segment. Ms. Robinson was appointed Senior Vice President of Copano in August 2009, and has served as President of our Oklahoma business segment since August 2007 and Chief Operating Officer of that segment since June 2008. She joined Copano as Vice President, Commercial Activities, for our Oklahoma business segment in August 2005, when we acquired ScissorTail Energy, LLC. From July 2000 to August 2007, Ms. Robinson served in various commercial roles for ScissorTail. Ms. Robinson worked for Tejas Gas Corporation (a public midstream company) from July 1993 through December 1999 in both commercial and engineering positions. She began her career in December 1981 as a project engineer with Cities Service Oil Company, which later became Occidental Petroleum, and continued in that role through March 1992. Ms. Robinson holds a Bachelor of Science degree in Chemical Engineering from Oklahoma State University and is a Registered Professional Engineer in the State of Oklahoma. Ms. Robinson also serves on the Board of Directors of the Gas Processors Association.

James E. Wade, Senior Vice President, Copano, and President and Chief Operating Officer, Texas, has served in his current capacity since April 2010. From March 2006 until April 2010, he served as Vice President, Gas Supply, Marketing and Business Development for Southern Union Gas Services (formerly Sid Richardson Energy Services), a subsidiary of Southern Union Company (a midstream natural gas company). He was Vice President of Sid Richardson Energy Services from 1998 until 2006, when it was acquired by Southern Union. From 1994 to 1998, Mr. Wade was Vice President of Aquila Gas Pipeline Corporation. He began his career at Tenneco Inc. in 1984, where he held various positions at Tenneco Oil Company, Tennessee Gas Pipeline and Tenngasco. Mr. Wade holds a Bachelor of Business Administration degree from The University of Texas at Austin. He has served as Chairman of and continues to serve on the Board of the Texas Pipeline Association.

John N. Goodpasture, Senior Vice President, Corporate Development, has served in his current capacity since June 2010. Between November 2009 and June 2010, Mr. Goodpasture worked as an independent consultant. From 2001 until 2009, he served as Vice President, Corporate Development of Texas Eastern Products Pipeline Company, L.L.C., the general partner of TEPPCO Partners, L.P. (a petroleum pipeline company) and in 2003 he assumed executive responsibility for TEPPCO’s midstream segment. Mr. Goodpasture served as Vice President, Business Development of Enron Transportation Services from 1999 until 2001. From 1980 to 1999, Mr. Goodpasture served in various capacities with Seagull Energy Corporation, ending his tenure there as President of Seagull Pipeline & Marketing Company. He began his career in 1970 at Union Carbide Corporation, where he held various positions. Mr. Goodpasture holds a Bachelor of Science degree in Mechanical Engineering from Texas Tech University. He is a member of the board of directors of Blue Dolphin Energy Company.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section discusses our compensation philosophy and programs, the elements of compensation we provide to our named executive officers and the analysis underlying the types and amounts of named executive officer compensation presented in the section titled “Executive Compensation.”

In 2011, our named executive officers were:

•	R. Bruce Northcutt, President and Chief Executive Officer;

•	Douglas L. Lawing, Executive Vice President, General Counsel and Secretary;

•	Carl A. Luna, Senior Vice President and Chief Financial Officer;

•	Sharon J. Robinson, Senior Vice President; President and Chief Operating Officer, Oklahoma and Rocky Mountains; and

•	James E. Wade, Senior Vice President; President and Chief Operating Officer, Texas.

Executive Compensation Overview

Our executive compensation program is designed to align the interests of management with those of our unitholders through the following long-term strategic objectives:

•	Attract, motivate and retain a highly qualified and effective management team to drive our financial and operational performance;

•	Deliver sustained, strong business and financial results;

•	Encourage commitment to safety and the environment throughout our company; and

•	Build unitholder value over the long-term.

Decisions regarding executive compensation elements, incentive plan design and award levels for our executives are guided by a series of principles intended to ensure:

•	Compensation levels are sufficiently competitive to attract and retain talent;

•	Compensation is consistent with leadership position and responsibility;

•	Compensation is tied to both short-term and long-term performance, and ultimately, growth in long-term unitholder value; and

•	Incentive compensation does not encourage inappropriate risk-taking.

2011 Company Highlights

In 2011, the performance of our named executive officers furthered our mission of building a more diversified midstream company with scale and stability of cash flows, above-average returns on invested capital, and secure and growing distributions to our unitholders. Our accomplishments in 2011, which we believe provide a strong platform for future growth, included:

Midstream Diversification

•	Enhancement of our natural gas liquids, or NGLs, handling capability through:

•	Expansion of the fractionation capacity at our Houston Central complex from 22,000 to 44,000 barrels per day to support growth in our fractionation business;

•	Completion of the Liberty NGL pipeline through our joint venture with an affiliate of Energy Transfer Partners, LP, which provides us up to 37,500 barrels per day of NGL transportation capacity; and

•	Expansion of our sales arrangements for purity NGL products with a major petrochemical customer along the Texas Gulf Coast.

•

Formation of a new joint venture with an affiliate of Magellan Midstream Partners, L.P. to provide condensate gathering and transportation services to Eagle Ford Shale producers, and commitments from two major producers that will support the joint venture’s construction of a system with a capacity of 100,000 barrels per day.

Increased Scale

•	Construction of 247 miles of new natural gas pipelines through both wholly owned and joint venture projects in the Eagle Ford Shale;

•	Development of the North Barnett Combo play through expansion of gathering, compression and amine treating, ultimately leading to our Saint Jo processing plant operating at full capacity;

•	Restart of our Lake Charles processing plant in Louisiana with a modest capital investment;

•	Growth of our infrastructure in the Woodford Shale in Oklahoma through construction of new gathering pipelines, additional compression and expanded amine treating capacity;

•	Expansion of gathering assets in the Mississippi Lime play in northern Oklahoma; and

•	Acquisition and integration of the Enogex Harrah processing plant in Oklahoma.

Improved Stability of Cash Flows

•

Continued reduction of our sensitivity to commodity prices by increasing the fee-based component of our contract mix, which represented 41% of our total segment gross margin for the first quarter of 2011 and 47% of our total segment gross margin for the fourth quarter of 2011.

Invested Capital at Above-Average Returns

•	Investment of approximately $380 million of expansion capital at an expected internal rate of return in excess of 20%, which is well in excess of our estimated cost of capital.

Improved Quality of Distributions

•	Continued diversification and shift towards a more fee-based contract mix has increased the stability and predictability of our cash flows; and

•

Improvement in distribution coverage from 87% for the first quarter of 2011 to 101% for the fourth quarter of 2011 (109% after excluding the effect of an offering of 5.75 million common units that we completed in January 2012).

Management’s accomplishments in furtherance of our strategic objectives as described above were key considerations as the Compensation Committee determined compensation for our named executive officers.

Executive Compensation Highlights

At our 2011 annual meeting of unitholders, we held our first advisory unitholder vote on the compensation paid to our named executive officers, or “say-on-pay.” At that meeting, 98% of our unitholders voting on say on pay cast a vote in favor of our compensation philosophy, policies and procedures and the compensation of our named executive officers. Our unitholders also voted in favor of a three-year frequency for future say-on-pay votes.

Elements of Compensation

We use a combination of short- and long-term incentives to reward our executive officers’ achievement of our near-term business goals and to encourage their commitment to us and our long-term business strategy.

Component	Purpose
Base Salary
Cash	Provide an amount of fixed compensation with an annual merit opportunity that reflects each executive’s level of responsibility, experience and expertise and the market for his or her talents
Management Incentive Compensation Plan
Cash; unit awards	Provide an annual incentive intended to drive individual performance toward the achievement of key annual financial and operational goals
Long-Term Incentive Plan
Service-based phantom units Performance-based phantom units

Retain high-performing, experienced executives and align their long-term financial interests with those of unitholders

Establish a long-term element of compensation linked to performance that drives unitholder value

Options and unit appreciation rights, or UARs	Reward executives for performance that results in increases in the market value of our common units
Health, welfare and retirement benefits	Offer participation in a competitive benefits package on the same basis as all other employees

In determining the appropriate amounts and types of compensation for our executive officers, the Compensation Committee considers a number of factors, including:

•	historical compensation levels;

•	data regarding market levels of compensation prepared by our independent compensation consultant;

•	competition for executives with specific experience in our business;

•	the specific role the executive plays within our company and his or her potential to influence our performance and future success;

•

the executive’s performance and individual level of responsibility, knowledge and experience, including the executive’s role in projects or initiatives that deliver value to our company and our unitholders; and

•	relative compensation levels among our executive officers.

To determine the mix of salary, short-term and long-term compensation for each executive, the Compensation Committee considers (i) the amount of performance-contingent compensation appropriate to incentivize achievement of both near-term and long-term results, (ii) the responsibilities of each named executive officer and (iii) the levels of contingent compensation used by peer companies for their executive officers.

The Compensation-Setting Process

The Compensation Committee

The Compensation Committee assists the Board in fulfilling its duties relating to executive officer and director compensation and has general oversight responsibility for our compensation structure, practices and programs. The fundamental responsibilities of the Compensation Committee related to executive compensation are to:

•	establish the objectives of our executive compensation program;

•	approve and administer our incentive compensation plans;

•	monitor the performance and compensation of executive officers; and

•	set compensation levels and make awards under incentive compensation plans that are consistent with our compensation objectives and the performance of our company and its executive officers.

The Compensation Committee also has responsibility for evaluating and making a recommendation to our Board regarding compensation for service on our Board. For additional information about our Compensation Committee, please read “Corporate Governance — Board Leadership Structure and Role in Risk Oversight — Board Committees — Compensation Committee.”

Role of Compensation Consultant

The Compensation Committee Charter grants the Compensation Committee the sole and direct authority to retain, amend the engagement with or terminate compensation advisors and to approve their compensation, which we are obligated to pay. Any advisors so hired report directly to the Compensation Committee. The Compensation Committee has engaged BDO USA, LLP, or BDO, our independent compensation consultant, to assist it in assessing and determining compensation packages for our executive officers that are consistent with market practice and our compensation philosophy. From time to time, BDO may also provide non-executive compensation consulting services to us. During 2011, fees for such additional services were less than $20,000.

Market Analysis

We believe that compensation levels of executive officers in our peer group are relevant to our compensation decisions because we compete with these companies for executive talent.

BDO has, from time to time at the Compensation Committee’s request, developed assessments of market levels of compensation through an analysis of peer data and information disclosed in our compensation peer group’s public filings. Information compiled by BDO typically includes compensation trends in the midstream natural gas industry and for publicly traded master limited partnerships. BDO provides analyses of levels of compensation for similarly situated executive officers of companies within these groups and in other companies comparable in size to us as measured by revenues or market capitalization. The make-up of the compensation peer group is reviewed periodically by the Compensation Committee in consultation with BDO. For 2011, this peer group consisted of the following companies:

Buckeye Partners, L.P. Regency Energy Partners LP Boardwalk Pipeline Partners, LP Crosstex Energy, L.P. Magellan Midstream Partners, L.P.	MarkWest Energy Partners, L.P. Sunoco Logistics Partners L.P. NuStar Energy L.P. Spectra Energy Partners, LP	Targa Resources Partners LP DCP Midstream Partners, LP Atlas Pipelines Partners, L.P. Eagle Rock Energy Partners, L.P. Penn Virginia Resource Partners, L.P.

The Compensation Committee does not set compensation targets at a specific percentile level of the peer group data. Rather, the committee takes the peer company data into consideration when making pay decisions, taking into account, among other factors, our size relative to that of companies in our peer group.

Compensation Risk Assessment

In 2010, the Company engaged BDO to conduct an independent assessment of whether any risks arising from our compensation policies and practices were likely to have a material adverse effect on our company.

Based upon BDO’s review, we concluded that our compensation arrangements contain a number of design elements that minimize incentives for risk-taking and that we have many effective oversight controls. Accordingly, we do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee considers the risk inherent in compensation programs as it makes compensation decisions in the context of our overall philosophy and the company’s strategic objectives.

Role of Executive Officers

Except with respect to his own compensation, our Chief Executive Officer plays a significant role in the Compensation Committee’s decisions regarding compensation for our executive officers. In fulfilling his role, the Chief Executive Officer relies in part on advice from other executive officers and market information provided by BDO at the request of the Compensation Committee. The most significant aspects of our Chief Executive Officer’s role are:

•	advising the Compensation Committee regarding his evaluation of the individual performance of our executives;

•	recommending targets and objectives under our Management Incentive Compensation Plan, or MICP, and our Long-Term Incentive Plan, or LTIP, for executive officers other than himself; and

•	recommending base salary levels, MICP awards and LTIP awards for executive officers other than himself.

Our Executive Compensation Program

Compensation Elements

2011 Target Compensation

For 2011, target compensation for our named executive officers was allocated among our various compensation elements as reflected below:

Name and Principal Position	Base Salary	MICP	LTIP	Total Target
R. Bruce Northcutt	26%	21%	53%	100%
President and Chief Executive Officer
Douglas L. Lawing	36%	18%	46%	100%
Executive Vice President, General Counsel and Secretary
Carl A. Luna	36%	18%	46%	100%
Senior Vice President and Chief Financial Officer
Sharon J. Robinson	36%	18%	46%	100%
Senior Vice President; President and Chief Operating Officer, Oklahoma and Rocky Mountains
James E. Wade	36%	18%	46%	100%
Senior Vice President; President and Chief Operating Officer, Texas

Base Salary

The Compensation Committee reviews base salaries of our executive officers annually.

2011 Base Salaries. When approving base salary increases for 2011, the Compensation Committee primarily considered: (i) an analysis of market information provided by BDO, (ii) individual performance and (iii) relative salary levels among our executive officers. The following base salary increases for our named executive officers for 2011 represented an average increase of approximately 7% over 2010 base salaries. Based on BDO’s peer group analysis, we believe our named executive officers’ 2011 base salaries were competitive with base salaries of similarly situated executive officers in our peer group, taking into consideration our size relative to companies in the peer group.

Base Salaries for 2011

Named Executive Officer	Increase from 2010	2011 Base Salary (1)
R. Bruce Northcutt	$30,000	$430,000
Douglas L. Lawing	$17,500	$272,500
Carl A. Luna	$17,500	$262,500
Sharon J. Robinson	$14,500	$284,500
James E. Wade	$14,500	$284,500

(1)	Increase effective April 1, 2011.

2012 Base Salaries. In November 2011, the Compensation Committee reviewed base salaries for all executive officers and approved increases for 2012 for our named executive officers, representing an average increase of approximately 7% over base salaries in effect for 2011. The increases were effective January 1, 2012.

Short-Term Incentive Compensation

MICP — Annual Incentive Awards. The MICP provides annual bonus opportunities for our officers and certain key employees based upon the achievement of company or individual performance objectives, or both, as established for the year by our Compensation Committee and, in the case of company objectives, by our Board. The MICP provides for settlement of MICP bonuses either with cash or equity, at the discretion of the Compensation Committee. Target incentive opportunities, or target awards, under the MICP are established each year by the Compensation Committee as a percentage of base salary. Target incentive opportunities are intended to provide a contingent compensation opportunity comparable to short-term incentive compensation opportunities available for comparable positions in our peer group and sufficient, in the Compensation Committee’s judgment, to drive performance. The 2011 MICP target incentive opportunities for our named executive officers were as follows:

2011 Target Incentive Opportunity

Named Executive Officer	% of Base Salary
R. Bruce Northcutt	80%
Douglas L. Lawing	50%
Carl A. Luna	50%
Sharon J. Robinson	50%
James E. Wade	50%

Actual bonus amounts are subject to final approval by the Compensation Committee, which has the discretion to adjust some or all of the amount of any award that would otherwise be payable to an individual participant or to all participants upon satisfaction of applicable objectives. In making any such adjustment, the Compensation Committee may take into account any factor or factors it considers appropriate. Our MICP provides that no participant may receive an annual MICP award that exceeds 200% of his or her annual base salary during any calendar year.

2011 MICP Objectives.  In February 2011, the Compensation Committee adopted MICP guidelines for 2011, which provided for bonus opportunities based upon achievement of the objectives described below.

•

Financial Objective:  60% of each MICP participant’s bonus was contingent on achievement of specified levels of total distributable cash flow[1]. We believe total distributable cash flow is an important performance measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment — specifically, whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.

•	Operational Objectives: 30% of each MICP participant’s bonus was contingent on achievement of operational objectives related to the following:

•

Safety (10%) — intended to encourage company-wide safety consciousness, commitment and execution. Our safety objective was comprised of five equally weighted measures: (i) recordable incident rates, (ii) lost time incident rates, (iii) vehicle accident rates, (iv) major regulatory citations (those with monetary penalty in excess of $50,000) and (v) spills (those that must be reported to the National Response Center);

•

Management of key capital projects (15%) — intended to focus participants on completing major capital projects on time and on budget (excluding scope changes, force majeure events and other factors out of our control); and

•	Implementation of significant company initiatives (5%) — related to crisis readiness, company branding, administrative efficiency and investor relations.

•

Personal Objective: 10% of each MICP participant’s bonus was contingent on a subjective assessment of a participant’s performance by our Chief Executive Officer after consultation with the participant’s supervisor and other executive officers, or in the case of the performance of our Chief Executive Officer, an assessment by the Compensation Committee.

Depending on the level of achievement for each of the financial, operational and personal objectives, MICP participants could earn between 0% and 150% of their target bonus opportunity as shown in the table below. The level of achievement for the financial objective and the operational objective related to safety was measured based on specified performance levels. To the extent that performance fell between specified performance levels, the amount of the bonus was determined by straight-line interpolation. The level of achievement of the operational objectives related to management of capital projects and implementation of company initiatives and the personal objective was not measured based on specified performance levels; instead, the level of achievement was determined by the Compensation Committee, in its sole discretion, after considering the recommendations of our Chief Executive Officer.

1    Our discussion of MICP financial objectives includes references to the non-GAAP financial measures of total distributable cash flow per unit (used in 2009 and 2010) and total distributable cash flow (used in 2011). For a discussion of how we calculate these measures and reconciliations of these measures for historical periods to net income, their most directly comparable GAAP measure, please see Appendix A to this proxy statement.

The table below sets forth possible and actual percent of target payouts for the financial, operational and personal objectives for 2011:

2011 MICP Financial, Operational and Personal Objectives

	% of Target Opportunity
	Threshold	Target	Maximum	2011 Achievement as a % of Target	2011 Results
Financial Objective
Total distributable cash flow(1)	30%	60%	90%	119%	71%

Operational Objectives
Safety(2)	5%	10%	15%	144%	14%
Capital Projects Management(3)	7.5%	15%	22.5%	150%	23%
Company Initiatives(4)	2.5%	5%	7.5%	118%	6%

Personal Objective(5)	5%	10%	15%	150%	15%

TOTAL	50%	100%	150%		129%

(1)	Performance level was $124.1 million for threshold, $146.1 million for target and $157.7 million for maximum. Payout was based on $150.4 million total distributable cash flow for 2011(estimated as of February 14, 2012).

(2)	Performance level was at industry standards for threshold, 10% better than industry standards for target and 25% better than our 2010 performance for maximum. Payout was based on aggregate level of achievement.

(3)	No specified performance levels. Payout was based on Committee determination that overall key capital projects were delivered under budget and with minor impact to schedule considering scope changes. Key considerations were strong project management oversight and a focus on project controls.

(4)	No specified performance levels. Payout was based on Committee determination after comparison of actual performance relative to potential performance.

(5)	No specified performance levels. Payout was based on Committee determination.

2011 MICP Payout Amounts. The table below reflects awards under our MICP for 2011 for each of our named executive officers:

Named Executive Officer MICP Awards for 2011

Name	% of Financial Performance Target Achieved	% of Operational Performance Targets Achieved	Personal Performance Result	2011 Target Opportunity	Payout as a % of Target	2011 Approved Awards
R. Bruce Northcutt	119%	143%	150%	$ 344,000	129%	$ 445,000
Douglas L. Lawing	119%	143%	150%	$ 136,250	129%	$ 176,200
Carl A. Luna	119%	143%	150%	$ 131,250	129%	$ 169,700
Sharon J. Robinson	119%	143%	150%	$ 142,250	129%	$ 183,900
James E. Wade	119%	143%	150%	$ 142,250	129%	$ 183,900

Awards under our MICP for 2011 were settled with unit awards granted under our LTIP, which are not subject to vesting. The number of common units granted to each named executive officer was determined by dividing the bonus amount by $34.85, which was the closing price of a common unit on February 13, 2012, the day preceding the day the Compensation Committee approved MICP awards for 2011. The awards were settled net of taxes.

Special Incentive Award. The MICP also provides the Compensation Committee the authority to make special incentive awards in recognition of exemplary performance by a participant. A special incentive award may not exceed 50% of a participant’s annual base salary during any calendar year. The Chief Executive Officer typically recommends the amount of any special incentive award for a participant (other than for himself) to the Compensation Committee.

In February 2012, the Compensation Committee approved a special cash incentive award of $75,000 under our MICP for Mr. Wade in recognition of his key role in our Eagle Ford Shale growth projects. The award was contingent on the successful completion of an upgrade to the cryogenic processing facility at our Houston Central plant and was payable on March 20, 2012. The amount of the award, which was determined based on a recommendation from our Chief Executive Officer in consultation with BDO, was not tied to any specific target or other metric but rather was viewed as appropriate in light of Mr. Wade’s contributions and existing compensation. The Compensation Committee also approved a special LTIP award to Mr. Wade, which is discussed in “Long-Term Incentive Compensation — Special Compensation Award” below.

2012 MICP.  In February 2012, the Compensation Committee adopted MICP guidelines for 2012, which provide for (i) a single financial objective — total distributable cash flow, (ii) operational objectives that relate to management of key capital projects, safety and company expansion goals, and (iii) a personal objective. Our Compensation Committee increased the target incentive opportunities for all our named executive officers for 2012 to reflect the increased scale of the Company’s operations and compensation trends among peer companies. The table below summarizes target bonus opportunities for our named executive officers for 2012:

2012 Target Incentive Opportunity

Name	2012 Target Opportunity as a % of Base Salary(1)	2012 Target Opportunity(2)	2012 Maximum Opportunity as a % of Base Salary(1)	2012 Maximum Opportunity(2)
R. Bruce Northcutt	100%	$455,000	150%	$682,500
Douglas L. Lawing	60%	$177,300	90%	$265,950
Carl A. Luna	60%	$173,250	90%	$259,875
Sharon J. Robinson	60%	$181,500	90%	$272,250
James E. Wade	60%	$181,500	90%	$272,250

(1)	As a percentage of base salary earned in 2012.

(2)	Estimate based on base salary in effect as of January 1, 2012.

In making the annual determination of the threshold, target and maximum levels for financial and operational objectives, the Compensation Committee and the Board consider the specific circumstances facing us during the applicable year as well as the level of difficulty in meeting our goals in recent years. The expectation that management will achieve the threshold level of performance is relatively high, while the achievement of the target level is considered reasonably likely and the achievement of maximum level performance is considered possible but not likely.

As an illustration of the challenge represented by the annual objectives approved by the Compensation Committee, the table below sets forth, for each of the last three completed fiscal years, the threshold, target and maximum goals established in advance for the financial objective and the actual results in each of those years:

MICP Financial Objective

Fiscal Year	Actual	Threshold	Target	Maximum	Payout(1)
2011 — Total distributable cash flow	$150,400,000(2)	$124,100,000	$146,100,000	$157,700,000	119%
2010 — Total distributable cash flow per unit	$2.29	$2.30	$2.61	$3.00	0%
2009 — Total distributable cash flow per unit	$2.46	$2.32	$2.85	$3.57	63%

(1)	Reflects the percentage payout of participant target awards attributable to the financial objective for the period indicated.

(2)	Estimated as of February 14, 2012, the date on which the Compensation Committee approved MICP awards for 2011.

The table below sets forth, for each of the last three completed fiscal years, the average payout attributable to achievement of the operational objectives:

MICP Operational Objectives

Fiscal Year	Average Payout
2011	143%
2010	105%
2009	110%

Long-Term Incentive Compensation

LTIP.  We provide long-term incentive compensation through our LTIP. The size of awards made to each named executive officer is determined after considering a number of factors, including (i) position, scope of responsibility and ability to affect profits and unitholder value, (ii) historic and recent performance, (iii) the value of LTIP awards in relation to other elements of compensation, (iv) the practices of our peer companies with respect to equity grants for comparable positions, (v) the projected compensation expense that we would be required to recognize under FASB ASC Topic 718 — Stock Compensation, and (vi) the dilutive effect of equity grants on our unitholders.

The Compensation Committee has adopted formal procedures relating to the grant of awards under our LTIP. With respect to awards to our executive officers, these procedures specify when grants are to be effective, what price will be used to determine the amount of an award and how the exercise price for an option or UAR is determined.

2011 Annual Grants.  The awards granted to our executive officers for 2011 consisted of 50% service-based phantom units and 50% performance-based phantom units. The service-based phantom units vest in three equal annual installments commencing May 15, 2012. The performance-based phantom units will cliff vest on May 15, 2014, provided that the performance goal, which is declaration of a specified annualized distribution per common unit, is met at any time during the three-year vesting period. The performance-based phantom units may vest at a threshold (50%), target (100%) or maximum (200%) level depending on the level of achievement of the performance goal. The awards include tandem distribution equivalent rights, which are subject to the same vesting and forfeiture terms as the related phantom unit. Upon vesting of a phantom unit, the executive will be entitled to an amount equal to the cash distributions made by the company on a common unit during the period from the time of grant until the phantom unit vests.

In determining the size of the award granted to each named executive officer for 2011, we established a target award value, expressed as a percentage of base salary, for each executive. The target award value was established based on BDO’s review of market data, internal pay equity considerations and the level of responsibility and potential to influence company performance of the executive. Target award values for 2011 are shown in the table below:

2011 Annual LTIP Target Awards

Name	Target Award Value as a % of Salary
R. Bruce Northcutt	200%
Douglas L. Lawing	125%
Carl A. Luna	125%
Sharon J. Robinson	125%
James E. Wade	125%

To determine the number of phantom units granted to each named executive officer, we multiplied the target award value by the named executive officer’s base salary and divided that amount by $31.79, which was the closing price of a common unit on May 16, 2011, the day preceding the day the Compensation Committee approved the awards.

The following table summarizes LTIP awards made to our named executive officers during 2011:

Named Executive Officer LTIP Awards in 2011

Name	Service-Based Phantom Units	Performance- Based Phantom Units
R. Bruce Northcutt	13,530	13,530
Douglas L. Lawing	5,360	5,360
Carl A. Luna	5,160	5,160
Sharon J. Robinson	5,590	5,590
James E. Wade	5,590	5,590

Special Compensation Award. In February 2012, the Compensation Committee approved an award of phantom units, valued at $75,000, for Mr. Wade in recognition of his key role in our Eagle Ford Shale growth projects. The award was contingent on the successful completion of an upgrade to the cryogenic processing facility at our Houston Central plant and was payable on March 20, 2012. The amount of the award, which was determined based on a recommendation from our Chief Executive Officer in consultation with BDO, was not tied to any specific target or other metric but rather was viewed as appropriate in light of Mr. Wade’s contributions and existing compensation. The number of units awarded was determined by dividing the value of the award by $35.84, which was the closing price of a common unit on the day before the award became payable. The phantom units will vest in three equal annual installments. The Compensation Committee also approved a special incentive award under our MICP to Mr. Wade, which is discussed in “Short-Term Incentive Compensation — Special Incentive Award” above.

Deferred Compensation Plan

In 2008, the Compensation Committee approved our Deferred Compensation Plan, or DCP, and related participation agreements, which impose company performance requirements prior to payout of deferred amounts to certain of our named executive officers. Under the DCP and related participation agreements, 5% of the 2009 base salaries in effect on January 1, 2009 for Mr. Northcutt, Mr. Lawing and Ms. Robinson was deferred and will not be paid unless and until we have generated cumulative distributable cash flow of at least $4.00 per common unit within a period of four consecutive quarters, referred to as the DCF Target. (For a discussion of how we calculate distributable cash flow and a reconciliation of this measure for historical periods to net income, its most directly comparable GAAP measure, please see Appendix A to this proxy statement). However, deferred amounts would be paid earlier upon a change in control of our company, in the event of the participant’s death or disability, or upon termination of employment by the participant for “good reason” or by us other than for “cause” as defined in the participation agreements. If the DCF Target has not been met after determination of distributable cash flow for the fourth quarter of 2015, outstanding deferred amounts will be forfeited. No other amounts have been deferred under our DCP. For a summary of activity under our DCP during 2011, see the “Nonqualified Deferred Compensation” table below.

Management Change in Control Severance Plan

We adopted our CICP to ensure that our executive officers will perform their roles for an extended period of time in the context of a change in control of our company. We believe that the CICP is an important retention tool and that the benefits it provides to our named executive officers are similar to those provided by other companies against whom we compete for talent.

The CICP provides that if a participant’s employment is terminated in connection with a “change in control” as defined in the CICP, the participant will be entitled to benefits if (i) the termination is by us for reasons other than for “cause” or (ii) the termination is by the participant for “good reason,” in each case as defined in the CICP. Upon such termination, a participant will be entitled to receive a lump-sum payment in the amount of the participant’s annual base salary plus the participant’s target bonus under the MICP, the sum of which is multiplied by (i) 300% for Mr. Northcutt, (ii) 250% for Messrs. Lawing and Luna and (iii) 200% for Ms. Robinson and Mr. Wade. In addition, the participants will be entitled to continued health insurance benefits for up to 18 months. For a further description of our CICP, see “Potential Payments upon Termination or Change in Control — Management Change in Control Severance Plan” below.

Retirement Savings Plan

All of our employees age 21 or older, including our named executive officers, may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. For 2011, each employee could have made pre-tax contributions of up to $16,500 ($22,000 if the employee is age 50 or older) of his or her compensation. For the fiscal year ended December 31, 2011, we elected to match employee contributions up to 3% of base pay for each employee employed by us on December 31, 2011.

Health and Welfare Benefits

All eligible employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Perquisites

In connection with Mr. Wade’s commencement of employment with us and relocation to our corporate headquarters, we reimbursed him $64,561 for losses and costs associated with the sale of his home during 2011, including $17,760 for income recognized as a result of the reimbursement. We did not provide perquisites or other personal benefits exceeding a total value of $10,000 to any other executive officer.

Clawback Provisions

Our MICP includes a “clawback” provision, which applies if we fail to comply with securities laws and are required to restate our financial results due to misconduct. The clawback will be triggered if our Board or Audit Committee determines that an MICP participant engaged in fraudulent, willful or grossly negligent misconduct that contributed to the need for a restatement or was knowingly or grossly negligent in failing to prevent such misconduct. Under these circumstances, for any year affected by the restatement, we could require the MICP participant to repay the portion of his or her bonus, that would not have been paid had our financial results been properly reported. Additionally, if our Board or Audit Committee concludes that an MICP participant has engaged in fraud, embezzlement or other similar misconduct materially detrimental to us, then we could require the participant to repay all MICP awards he or she received for the years during which the misconduct occurred.

In February 2011, our Board amended our MICP to add an additional “clawback” provision enabling us to require repayment of bonuses to the extent needed to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations adopted under the Act.

Unit Ownership Guidelines

The Compensation Committee has not implemented unit ownership guidelines for our executive officers but periodically reviews its position with respect to unit ownership guidelines.

Insider Trading Policy

Our insider trading policy prohibits our directors, executive officers and employees, including our named executive officers, from buying our common units on margin, engaging in short sales and buying or selling options or any other derivative securities of any kind relating to our common units.

Accounting and Tax Considerations

We account for awards under our LTIP in accordance with the requirements of FASB ASC Topic 718 - Stock Compensation, which requires the grant date fair value of the award to be recognized as compensation expense over the vesting period of the award. When determining whether to grant equity awards and the appropriate size of those awards, the Compensation Committee considers the estimated compensation expense we would recognize in connection with an award. For additional information, please read Note 6, “Members’ Capital and Distributions — Accounting for Equity-Based Compensation” to our consolidated financial statements included in Item 8 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Because we are treated as a partnership for tax purposes, Section 162(m) of the Internal Revenue Code does not apply to compensation paid to our named executive officers. Accordingly, the Compensation Committee did not consider its impact in determining compensation levels for 2011.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009.

Summary Compensation Table for 2011

Name and Principal Position	Year	Salary ($)	Unit Awards ($)(1)(2)		Option/UAR Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
R. Bruce Northcutt	2011	430,000	1,294,425		—	—	7,350(4)	1,731,775
President and Chief Executive Officer	2010	400,000	864,729		—	—	—	1,264,729
	2009	320,833	536,292		58,147	—	—	915,272

Douglas L. Lawing	2011	272,500	512,707		—	—	7,350(4)	792,557
Executive Vice President, General Counsel and Secretary	2010	255,000	316,394		—	—	—	571,394
	2009	240,000	171,795		36,228	—	—	448,023

Carl A. Luna	2011	262,500	493,634		—	—	7,350(4)	763,484
Senior Vice President and Chief Financial Officer	2010	245,000	306,969		—	—	—	551,969
	2009	198,265	118,761		19,484	—	—	336,510

Sharon J. Robinson	2011	284,500	534,849		—	—	7,350(4)	826,669
Senior Vice President; President and Chief Operating Officer, Oklahoma and Rocky Mountains	2010	266,667	325,365		—	—	—	592,032
	2009	245,000	178,217		36,836	—	—	460,053

James E. Wade	2011	284,500	534,849		—	—	71,911(5)	891,260
Senior Vice President; President and Chief Operating Officer, Texas	2010	200,596	1,308,767	(6)	29,070	—	34,798(7)	1,573,231

(1)

Amounts reported under “Unit Awards” and “Option/UAR Awards” reflect the grant-date fair value of phantom unit, UAR and unit awards, as calculated in accordance with FASB ASC Topic 718 — Stock Compensation. Assumptions used in calculating these amounts are discussed in Note 6, “Members’ Capital and Distributions — Accounting for Equity-Based Compensation” to our consolidated financial statements included in Item 8 in our Annual Report on Form 10-K for 2011. Pursuant to FASB ASC Topic 718, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards rather than the actual value that may be realized by the named executive officer.

(2)	Includes unit awards used to settle MICP bonuses earned in applicable year, but paid in a subsequent fiscal year.

(3)

The company did not provide perquisites and other personal benefits exceeding a total value of $10,000 to any named executive officer, except for amounts associated with Mr. Wade’s relocation to our corporate headquarters.

(4)	Reflects our contribution of $7,350 to the 401(k) Plan for 2011.

(5)

Includes our contribution of $7,350 to the 401(k) Plan for 2011 and reimbursement of $64,561 to Mr. Wade for losses and costs associated with the sale of his home, including $17,760 for income recognized as a result of the reimbursement.

(6)

LTIP awards to Mr. Wade in connection with his commencement of employment with us were determined after consideration of compensation he would forfeit upon termination of employment with his prior employer.

(7)	Reflects travel, moving and temporary living expenses.

Grants of Plan-Based Awards during 2011

Name	Award Type	Grant Date for Equity- Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Unit Awards: Number of Units(3) (#)	Options/ UAR Awards: Number of Securities Underlying Options/ UAR (#)	Exercise or Base Price of Options/ UAR Awards ($)	Grant Date Fair Value for Unit Awards(4) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
R. Bruce Northcutt	MICP		0	344,000	516,000	—	—	—	—	—	—	—
	Service- Based Units	5/17/11	—	—	—	—	—	—	13,350	—	—	422,542
	Performance -Based Units	5/17/11	—	—	—	0	13,530	27,060	—	—	—	422,542

Douglas L. Lawing	MICP		0	136,250	204,375	—	—	—	—	—	—	—
	Service- Based Units	5/17/11	—	—	—	—	—	—	5,360	—	—	167,393
	Performance -Based Units	5/17/11	—	—	—	0	5,360	10,720	—	—	—	167,393

Carl A. Luna	MICP		0	131,250	196,875	—	—	—	—	—	—	—
	Service- Based Units	5/17/11	—	—	—	—	—	—	5,160	—	—	161,147
	Performance -Based Units	5/17/11	—	—	—	0	5,160	10,320	—	—	—	161,147

Sharon J. Robinson	MICP		0	142,250	213,375	—	—	—	—	—	—	—
	Service- Based Units	5/17/11	—	—	—	—	—	—	5,590	—	—	174,576
	Performance -Based Units	5/17/11	—	—	—	0	5,590	11,180	—	—	—	174,576

James E. Wade	MICP		0	142,250	213,375	—	—	—	—	—	—	—
	Service- Based Units	5/17/11	—	—	—	—	—	—	5,590	—	—	174,576
	Performance -Based Units	5/17/11	—	—	—	0	5,590	11,180	—	—	—	174,576

(1)

The columns under this heading reflect award opportunities under our MICP for 2011 and the amounts that would have been payable based on a threshold, target and maximum achievement of 2011 objectives. The grant-date fair values for actual MICP awards to named executive officers for 2011, which were settled in unit awards under our LTIP, are reported in the Summary Compensation Table under “Unit Awards.”

(2)	Reflects awards of performance-based phantom units and the minimum, target and maximum amounts that could be paid based upon achievement of the performance objective.

(3)	Reflects awards of service-based phantom units.

(4)

Reflects the grant-date fair value for each award, as calculated under FASB ASC Topic 718 — Stock Compensation, which is equal to the aggregate amount we would expense in our financial statements over the award’s vesting period and does not reflect the actual amount realized by the named executive officer in 2011. For performance-based phantom units, grant-date fair value is based on target level of achievement.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to gain an understanding of the information disclosed in the Summary Compensation Table for 2011 and the Grants of Plan-Based Awards during 2011 table.

Employment Agreements with Named Executive Officers

The only employment agreements we have with named executive officers are with Mr. Northcutt, Ms. Robinson and Mr. Wade.

Mr. Northcutt. We entered into an employment agreement with Mr. Northcutt in connection with his commencement of employment with us in 2003. The initial term of the agreement expired in April 2005, but the agreement automatically continues from year-to-year thereafter until terminated by Mr. Northcutt or by us. The employment agreement provides for an initial annual base salary of $200,000, which is currently $455,000, and an initial annual incentive bonus opportunity of 50% of base salary, which is 100% for 2012. Mr. Northcutt’s employment agreement also includes provisions relating to non-competition, non-solicitation of customers and employees and confidentiality. The other material terms of Mr. Northcutt’s employment agreement are described below in the section titled “Potential Payments upon Termination or Change in Control.”

Ms. Robinson. We entered into an employment agreement with Ms. Robinson in connection with our acquisition of ScissorTail Energy, LLC in August 2005. The agreement had an initial term that expired on August 1, 2007, but it automatically continues from year-to-year thereafter until terminated by Ms. Robinson or us. The agreement provides for an initial annual base salary of $150,000, which is currently $302,500, and an initial annual incentive bonus opportunity of 35% of base salary, which is 60% for 2012. Ms. Robinson’s employment agreement also includes provisions relating to non-competition, non-solicitation of customers and employees and confidentiality. The other material terms of Ms. Robinson’s employment agreement are described below under “Potential Payments upon Termination or Change in Control.”

Mr. Wade. We entered into an employment agreement with Mr. Wade in connection with his commencement of employment with us to ensure he would perform his role for a reasonable minimum period of time. Mr. Wade’s employment agreement has an initial term that expires on April 4, 2013, but it automatically continues from year-to-year thereafter until terminated by Mr. Wade or us. The agreement provides for an initial annual base salary of $270,000, which is currently $302,500, and an initial annual incentive bonus opportunity of 50% of base salary, which is 60% for 2012. Mr. Wade’s employment agreement also includes provisions relating to non-competition, non-solicitation of customers and employees and confidentiality. The other material terms of Mr. Wade’s employment are described below under “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at December 31, 2011

	Option/UAR Awards				Unit Awards		Service-Based Phantom Units		Performance-Based Phantom Units
Name	Number of Securities Underlying Unexercised Exercisable Options/ UARs	Number of Securities Underlying Unexercisable Options/ UARs	Option/UAR Exercise Price ($)	Option/ UAR Expiration Date	Number of Restricted Units that have not Vested	Market Value of Restricted Units that have not Vested ($)(1)	Number of Phantom Units that have not Vested	Market Value of Phantom Units that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Phantom Units that have not Vested	Equity Incentive Awards: Market Value of Phantom Units that have not Vested ($)(1)
R. Bruce Northcutt	30,000	—	10.00	11/15/14	—	—	5,280(2)	180,576	13,500(3)	461,700
	15,620	—	23.25	05/25/16			1,428(4)	48,838	13,530(5)	462,726
	3,820	11,460(6)	15.09	(6)			7,733(4)	264,469
							1,122(7)	38,372
							13,530(2)	462,726
							50,000(8)	1,710,000
							12,500(9)	427,500

Douglas L. Lawing	—	—					3,300(2)	112,860	4,500(3)	153,900
	8,200	—	23.25	05/25/16	—	—	824(4)	28,181	5,360(5)	183,312
	2,380	7,140(6)	15.09	(6)			2,533(4)	86,629
							616(7)	21,067
							5,360(2)	183,312
							33,000(10)	1,128,600

Carl A. Luna	25,660	—	23.25	05/25/16	—	—	1,740(2)	59,508	4,300(3)	147,060
	1,280	3,840(6)	15.09	(6)			448(4)	15,322	5,160(5)	176,472
							2,466(4)	84,337
							352(7)	12,038
							5,160(2)	176,472
							18,000(10)	615,600

Sharon J. Robinson	—	—					3,360(2)	114,912	4,700(3)	160,740
	1,220	—	23.25	05/25/16	—	—	840(4)	28,728	5,590(5)	191,178
	2,420	7,620(6)	15.09	(6)			2,733(4)	93,469
							384(7)	13,133
							5,590(2)	191,178
							33,000(10)	1,128,600

James E. Wade	—	6,800(11)	25.14	04/05/20	—	—	3,200(12)	109,440	4,700(3)	160,740
							5,590(2)	191,178	5,590(5)	191,178
							35,000(10)	1,197,000
							2,733(4)	93,469

(1)	Based on the closing sales price of our common units of $34.20 on December 30, 2011.

(2)	These phantom units vest in three equal annual installments beginning May 15, 2012.

(3)	These performance-based phantom units cliff vest on May 15, 2013 if the performance goal is met at any time during the three year vesting period and may vest at a threshold (50%), target (100%) or maximum (200%) level depending on the level of achievement of the performance goal.

(4)	These phantom units vest in two equal annual installments beginning May 15, 2012.

(5)	These performance-based phantom units cliff vest on May 15, 2014 if the performance goal is met at any time during the three year vesting period and may vest at a threshold (50%), target (100%) or maximum (200%) level depending on the level of achievement of the performance goal.

(6)	These UARs vest in three equal annual installments beginning January 1, 2012. Each tranche is exercisable for the period beginning on the vesting date and ending on the March 15 following the calendar year of vesting.

(7)	These phantom units vest on May 15, 2012.

(8)	These phantom units cliff vest on August 1, 2014.

(9)	These phantom units cliff vest on December 1, 2015.

(10)	These phantom units cliff vest on August 1, 2013.

(11)	These UARs vest in four equal annual installments beginning April 5, 2012.

(12)	These phantom units vest in four equal annual installments beginning April 5, 2012.

Option Exercises and Stock Vested in 2011

	Option Awards		Unit Awards
Name	Number of Units Exercised	Value Realized on Exercise ($)	Number of Units Acquired on Vesting	Value Realized on Vesting ($)
R. Bruce Northcutt	3,820	64,482(1)	1,148	38,366	(2)
	—	—	1,122	36,285	(3)
	—	—	714	23,091	(3)
	—	—	1,376	44,500	(3)
	—	—	1,760	56,918	(3)
			3,867	125,059	(3)

Douglas L. Lawing	2,380	40,174(1)	604	20,186	(2)
	—	—	616	19,921	(3)
	—	—	412	13,324	(3)
	—	—	793	25,646	(3)
	—	—	1,100	35,574	(3)
			1,267	40,975	(3)

Carl A. Luna	1,280	21,606(1)	1,016	33,955	(2)
	—	—	352	11,384	(3)
	—	—	224	7,244	(3)
	—	—	433	14,003	(3)
	—	—	580	18,757	(3)
			1,234	39,908	(3)

Sharon J. Robinson	2,420	40,850(1)	448	14,972	(2)
	—	—	384	12,419	(3)
	—	—	420	13,583	(3)
	—	—	810	26,195	(3)
	—	—	1,120	36,221	(3)
	—	—	1,367	44,209	(3)

James E. Wade	1,700	16,745(4)	800	28,768	(5)
			1,367	44,209	(3)

(1)

Based on the closing sales price of $31.97 on the March 15, 2011 exercise date and an exercise price of $15.09. In accordance with the terms of the award agreement, these UARs were exercised by the company on behalf of the executive on the last day of the exercise period.

(2)	Based on the closing sales price of $33.42 on the August 15, 2011 vesting date.

(3)	Based on closing sales price of $32.34 on the May 15, 2011 vesting date.

(4)	Based on closing sales price of $34.99 on the July 20, 2011 exercise date and an exercise price of $25.14.

(5)	Based on the closing sales price of $35.96 on the April 5, 2011 vesting date.

Nonqualified Deferred Compensation

Name	Contributions during 2011 ($)	Aggregate Withdrawals/ Distributions during 2011 ($)	Aggregate Balance at December 31, 2011 ($) (1)
R. Bruce Northcutt	—	—	12,708
Douglas L. Lawing	—	—	12,000
Carl A. Luna	—	—	—
Sharon J. Robinson	—	—	12,250
James E. Wade	—	—	—

(1)	Amounts disclosed in this column are included in the executives’ 2009 salaries reported in the Summary Compensation Table for 2011.

The DCP is an unfunded plan in which our named executive officers are eligible to participate, with participant accounts represented solely as bookkeeping entries, and distributions or account settlements paid from our general assets at the time of the distribution. DCP participants must execute a participation agreement by the end of the year before the year in which the deferred compensation will be earned. A participant may defer portions of his or her base salary and/or bonus payable under the MICP or a successor bonus plan, subject to approval by the Compensation Committee. An election to defer base salary will become irrevocable on December 31 of the calendar year immediately prior to the year in which the compensation will be earned and an election to defer bonus compensation will become irrevocable on June 30th of the calendar year to which the bonus relates. Distributions, if any, to DCP participants will be paid in cash.

Under DCP participation agreements they entered into in 2008, Mr. Northcutt, Mr. Lawing and Ms. Robinson deferred 5% of their 2009 base salaries, which will not become payable unless and until we have met the DCF Target as described under “Compensation Discussion and Analysis — Our Executive Compensation Program — Compensation Elements — Deferred Compensation Plan” above. The participation agreements also provide for accelerated vesting in certain circumstances. If the DCF Target has not been achieved by our determination of distributable cash flow for the fourth quarter of 2015, outstanding deferred amounts relating to 2009 will be forfeited.

No interest is credited to participant’s account balances under the terms of the DCP and there are no company contributions or matches made to DCP accounts.

Potential Payments upon Termination or Change in Control

Our compensation plans and our employment agreements with Mr. Northcutt, Ms. Robinson and Mr. Wade provide them with certain payments or benefits that become due upon termination of their employment or upon a change in control of our company. The plans or agreements and circumstances triggering such payments or benefits are described below. The descriptions in this section should be reviewed together with the definitions under “Definitions” and the “Termination and Change in Control Payments” table under “Quantification of Potential Payments upon Termination or Change in Control” below.

The arrangements and plans that provide change in control benefits to our employees, such as our CICP, were adopted to ensure that our named executive officers will perform their roles for an extended period of time in the context of a change in control of our company. We believe that providing severance benefits to our executives in certain situations is an important retention tool and that the benefits it provides to our named executive officers are similar to those provided by other companies against whom we compete for talent.

Employment Agreements

Pursuant to their respective employment agreements, if Mr. Northcutt, Ms. Robinson or Mr. Wade is terminated for “cause” (as defined in their employment agreements), or voluntarily resigns (without “good reason” in the case of Mr. Northcutt), or dies or becomes disabled, then he or she would be entitled to receive any accrued but unpaid base salary, unused vacation time and any amount to which he or she is entitled pursuant to the company’s incentive plans.

If Mr. Northcutt’s employment is terminated by us for any reason other than cause, death or disability, or if Mr. Northcutt terminates his employment for “good reason” (as defined in his employment agreement), then he is entitled to the following: (i) a lump sum severance payment equal to one year of base salary; (ii) continuation of insurance benefits for one year following termination of employment; and (iii) reimbursement of reasonable fees incurred for executive outplacement services.

If Ms. Robinson’s employment is terminated by us for any reason other than cause, death or disability, or upon termination of employment by us within one year following a “change in control” (as defined in the employment agreement) of our company or of ScissorTail, she is entitled to the following: (i) a lump sum severance payment equal to one year of base salary; (ii) continuation of insurance benefits for one year following termination of employment; (iii) a pro-rata bonus pursuant to the terms of the MICP, or any successor incentive bonus plan; and (iv) the automatic vesting of outstanding awards under our LTIP.

If Mr. Wade’s employment is terminated by us for any reason other than cause, death or disability before the expiration of the primary term on April 4, 2013, he is entitled to the following: (i) a lump sum severance payment equal to two times the sum of his base salary and target bonus; and (ii) continuation of medical and dental insurance benefits for the greater of one year following termination of employment or the remainder of the primary term. If Mr. Wade’s employment is terminated by us within one year following a change in control of our company without “cause” or by Mr. Wade for “good reason” (as defined in our CICP), in lieu of the amounts described in the preceding sentence he is entitled to (i) the greater of severance amounts to which he would be entitled to under our CICP (determined at the time of his commencement of employment) or an amount to which he may be entitled to under any successor change in control severance plan; and (ii) continuation of medical and dental insurance benefits for the greater of the period described above or the period provided for under our CICP. Additionally, upon a change of control of our company, all of Mr. Wade’s outstanding LTIP awards would automatically vest.

Severance Arrangements

Other than our CICP, described below, the only individual severance arrangements in place for named executive officers are those reflected in employment agreements with Mr. Northcutt, Ms. Robinson and Mr. Wade.

MICP

An MICP participant, including our named executive officers, whose employment with us ceases by reason of death, disability or retirement on or after reaching age 65 or, prior to age 65 if approved by the Compensation Committee, or an MICP participant whose employment is terminated by us without “cause,” is eligible for a pro-rata portion of his or her target MICP award for the year of termination through the termination date. In addition, an MICP participant is entitled to a pro-rata portion of his or her target award if the termination occurs in connection with a change in control of our company.

LTIP

Our LTIP provides that, upon a change in control of our company, all awards outstanding under our LTIP, including those held by our named executive officers, will become fully vested (regardless of whether employment is terminated by us). In addition, Ms. Robinson’s LTIP awards fully vest upon a change in control of ScissorTail.

Additionally, our LTIP provides that a grantee’s unvested awards will be automatically forfeited upon termination of the grantee’s employment for any reason, except as otherwise provided in the applicable award agreement or determined by the Compensation Committee in its discretion. Our LTIP award agreements with our named executive officers provide as follows:

•

All options granted to our named executive officers and all UARs granted to them in connection with commencement of employment will fully vest upon death or disability (and must be exercised within one year of this vesting), will be forfeited upon termination “for cause,” and otherwise may be exercised for a limited period following termination of employment;

•

UARs granted as part of an annual award will fully vest upon death or disability (and must be exercised by the March 15 following the calendar year of vesting), will be forfeited upon termination “for cause,” and otherwise may be exercised for a limited period following termination of employment;

•

Service-based phantom units (other than long-term retention phantom units) will fully vest upon death, disability and in some cases, retirement, and will be forfeited upon termination of employment for any other reason;

•	Performance-based phantom units will vest at the target level upon death or disability, and will be forfeited upon termination of employment for any other reason; and

•

Long-term retention phantom units will vest on a pro-rata basis upon death, disability or termination of employment by the company for reasons other than “cause” (except for the award to Mr. Wade in connection with his commencement of employment with us, which will fully vest), and will be forfeited upon termination of employment for any other reason.

Management Change in Control Severance Plan

Our CICP provides that if a participant’s employment is terminated in connection with a “change in control” as defined in the CICP, the participant would be entitled to benefits if (i) the termination is by us other than for “cause” or (ii) the termination is by the participant for “good reason,” in each case as defined in the CICP. Upon such termination, a participant would be entitled to receive a lump-sum severance payment that is a specified multiple of the sum of his or her annual base salary plus target bonus under the MICP. Additionally, the CICP provides for continued health insurance benefits for up to 18 months and reimbursement of certain legal fees and expenses incurred by participants contesting in good faith any issue arising under the CICP.

Our CICP provides that if the aggregate of payments due under the CICP is greater than the aggregate of payments due under any individual severance agreement or employment agreement, payments made under our CICP will be in lieu of payments owed under any such other arrangement or agreement. If the aggregate of payments due under our CICP is less than the aggregate of payments due under any individual severance agreement or employment agreement, then payments made under such arrangement or agreement will be in lieu of payments under our CICP.

Our CICP provides that the term of the CICP will expire on December 31, 2012, subject to automatic extensions; provided however, the CICP will continue in effect for a period of not less than 18 months following the occurrence of a change in control, and shall in no event expire following such change in control until the date that all participants who have become entitled to any benefits have received payment in full of all such benefits.

In the event that any of the payments or benefits provided for under our CICP would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) and subject such income to an excise tax, the amounts of payments or benefits would either be (i) reduced so that the payments or benefits would be $1.00 less than the amount that would result in an excise tax or (ii) paid in full, whichever results in the best net after-tax result to the executive.

Deferred Compensation Plan

The DCP participation agreements with our named executive officers provide that amounts deferred would be paid upon the executive’s death, disability, our termination of the executive’s employment for reasons other than cause, the executive’s resignation for good reason or upon a change in control.

Definitions

The employment agreements with certain of our named executive officers, our MICP, LTIP, CICP and DCP generally use the following terms:

“Change in control” means the occurrence of any of the following events:

•

the acquisition by any person, other than us or our affiliates, of direct or indirect “beneficial ownership” of our securities representing more than 50% of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors;

•

the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, with respect to which persons who were our members immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

•	the sale, lease or disposition (in one or a series of related transactions) of all or substantially all our company’s assets to any person other than to us or our affiliates;

•	a change in the composition of our Board, the result of which is that fewer than a majority of our directors are “incumbent directors;” or

•	the approval by our Board or our members of a complete or substantially complete liquidation or dissolution.

“Change in control of ScissorTail” means the occurrence of any of the following events:

•

the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, with respect to which we or an affiliate who was the owner of all of the outstanding membership interests of ScissorTail immediately prior to such reorganization, merger or consolidation or other transaction does not, immediately thereafter, own more than 50% of the outstanding membership interests of ScissorTail;

•

the sale, lease or disposition (in one or a series of related transactions) by us or an affiliate of all or substantially all of ScissorTail’s assets to any person other than to us or our affiliates; or

•	the approval by our Board or ScissorTail of a complete or substantially complete liquidation or dissolution of ScissorTail.

“Cause” means: (i) gross negligence or willful misconduct in the performance of duties and services; (ii) willful and continued failure to substantially perform duties and other obligations (for reasons other than physical or mental incapacity); (iii) the commission of any fraudulent act or dishonesty in the course of employment or provision of services; or (iv) conviction of or plea of guilty to any felony that requires an intentional, knowing or reckless mental state (or any such equivalent mental state) under a criminal code, whether or not committed in the course of employment.

“Disability” is determined by our Compensation Committee under our MICP and, under our DCP and LTIP, means entitled to benefits under our long-term disability plan. Our employment agreements provide that a disability has occurred when the executive is incapacitated by accident, sickness or other circumstance that renders him or her incapable of performing required duties.

“Good Reason” means any of the following that occurs without the participant’s prior written consent and under our CICP occurs either (i) upon a change in control or within 18 months thereafter, or (ii) after the entry into a binding change in control agreement but prior to the consummation of such change in control or the abandonment or termination of such binding change in control agreement:

•	a material diminution in base salary (without limiting the interpretation of “material,” a 5% or greater reduction in base salary would be deemed “material” in all circumstances);

•

a material diminution in authority, duties, or responsibilities, including, under our CICP, failure to continue to be an executive officer of a public company and failure of a successor to us to assume the CICP;

•

a requirement that a participant report to a supervisor, whose authority, duties, or responsibilities are materially diminished in comparison to the authority, duties and responsibilities of the supervisor to whom the participant reported prior to the change in control;

•	a material diminution in the budget over which the participant retains authority;

•	reassignment of the participant to any office located more than 25 miles from the location of participant’s then current assignment; or

•	any other action or inaction that constitutes a material breach by the company of any employment agreement under which a participant provides services.

For amounts payable under all of these severance provisions, please read the “Termination and Change in Control Payments” table and the accompanying footnotes.

Quantification of Potential Payments upon Termination or Change in Control

The following is a summary of the estimated payments that would have been made to each named executive officer, assuming termination of such officer’s employment on December 31, 2011 under various scenarios, or assuming a change in control of our company (or with respect to Ms. Robinson, a change in control of ScissorTail) on that date. In accordance with SEC rules, the estimated payments were determined under the terms of our plans and arrangements as in effect on December 31, 2011, which are described in our “Compensation Discussion and Analysis.” Because the payments to be made to a named executive officer depend on various factors that can only be ascertained on the date of a triggering event, the actual amounts to be paid upon termination of employment can only be determined with certainty at the time of the event.

Termination and Change in Control Payments

Name	Event	Salary ($)	Bonus ($)	Group Insurance ($)	Acceleration of Unvested Equity (1) ($)	Other Comp ($)	Total ($)
R. Bruce Northcutt	Termination following Change in Control (2)	1,290,000	1,032,000	34,110	4,275,907	24,284	6,656,301
	Termination for Cause (3)	0	0	0	0	11,576	11,576
	Termination by Executive for Good Reason (4)	430,000	0	25,740	0	49,284	505,024
	Termination Without Cause (5)	430,000	344,000	25,740	1,126,336	49,284	1,975,360
	Retirement (6)	0	344,000	0	38,372	11,576	393,948
	Death (7)	0	344,000	0	3,264,743	24,284	3,633,027
	Disability (8)	430,000	344,000	0	3,264,743	24,284	4,063,027
	Change in Control (9)	0	0	0	4,275,907	12,708	4,288,615

Douglas L. Lawing	Termination following Change in Control (2)	681,250	340,625	10,080	2,034,306	35,036	3,101,317
	Termination for Cause (3)	0	0	0	0	23,056	23,056
	Termination by Executive for Good Reason (4)	0	0	0	0	35,036	35,036
	Termination Without Cause (5)	0	136,250	0	777,069	35,036	948,375
	Retirement (6)	0	136,250	0	21,067	23,056	180,373
	Death (7)	0	136,250	0	1,682,775	35,036	1,854,081
	Disability (8)	0	136,250	0	1,682,775	35,036	1,854,081
	Change of Control (9)	0	0	0	2,034,306	12,000	2,046,306

Carl A. Luna	Termination following Change in Control (2)	656,250	328,125	10,080	1,360,192	12,115	2,366,762
	Termination for Cause (3)	0	0	0	0	12,115	12,115
	Termination by Executive for Good Reason (4)	0	0	0	0	12,115	12,115
	Termination Without Cause (5)	0	131,250	0	423,856	12,115	567,221
	Retirement (6)	0	131,250	0	12,038	12,115	155,403
	Death (7)	0	131,250	0	1,168,447	12,115	1,311,812
	Disability (8)	0	131,250	0	1,168,447	12,115	1,311,812
	Change of Control (9)	0	0	0	1,360,192	0	1,360,192

Sharon J. Robinson	Termination following Change in Control (2)	569,000	284,500	10,080	2,060,676	35,227	2,959,483
	Termination for Cause (3)	0	0	0	0	22,977	22,977
	Termination by Executive for Good Reason (4)	0	0	0	0	35,227	35,227
	Termination Without Cause (5)	284,500	142,250	6,720	1,709,145	35,227	2,177,842
	Retirement (6)	0	142,250	0	13,133	22,977	178,360
	Death (7)	0	142,250	0	1,709,145	35,227	1,886,622
	Disability (8)	0	142,250	0	1,709,145	35,227	1,866,622
	Change in Control (9)	0	0	0	2,060,676	12,250	2,072,926

James E. Wade	Termination following Change in Control (2)	569,000	284,500	34,110	2,004,613	5,744	2,897,967
	Termination for Cause (3)	0	0	0	0	5,744	5,744
	Termination by Executive for Good Reason (4)	0	0	0	0	5,744	5,744
	Termination Without Cause (5)	569,000	284,500	30,320	1,197,000	5,744	2,086,564
	Retirement (6)	0	142,250	0	0	5,744	147,994
	Death (7)	0	142,250	0	2,004,613	5,744	2,152,607
	Disability (8)	0	142,250	0	2,004,613	5,744	2,152,607
	Change of Control (9)	0	0	0	2,004,613	0	2,004,613

(1)	Calculated using the closing sales price of our common units on December 30, 2011 of $34.20.

(2)

Under our CICP, following a change in control and upon termination of the executive by us without cause or by the executive for good reason following a change in control, Mr. Northcutt would have received 300% of the sum of his base salary and 2011 MICP target award, Messrs. Lawing and Luna would have each received 250% of the sum of their respective base salaries and 2011 MICP target awards, and Ms. Robinson and Mr. Wade would have each received 200% of the sum of their respective base salaries and 2011 MICP target awards. Each of our named executive officers would have received 18 months of continued medical and dental insurance coverage, which we have valued at 2011 costs. Each of our named executive officers’ outstanding LTIP awards would have vested, and each of them would have received payment of accrued but unused vacation time in accordance with our policies. Mr. Northcutt, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP. Pursuant to the terms of her employment agreement with us, upon termination of Ms. Robinson’s employment following a change in control of ScissorTail, Ms. Robinson would have received one-half of the amount reflected in the “Salary” column, one-half of the amount reflected in the “Bonus” column and two-thirds of the amount reflected in the “Group Insurance” column, which we have valued at 2011 costs. Additionally, all of her outstanding LTIP awards would have vested.

(3)	Each of our named executive officers would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(4)

Upon termination by the executive for good reason (other than following a change in control), Mr. Northcutt, Ms. Robinson and Mr. Wade would have received payment of his or her accrued but unused vacation time pursuant to the terms of his or her employment agreement and Mr. Lawing and Mr. Luna would have received payment of their accrued but unused vacation time in accordance with our policies. Pursuant to the terms of his employment agreement, Mr. Northcutt would also have received one year of base salary, one year of continued group insurance coverage, which we have valued at 2011 costs, and reimbursement of the costs of executive outplacement services, estimated to be approximately $25,000. Additionally, Mr. Northcutt, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP.

(5)

Upon termination by us without cause (other than following a change in control) each executive would have been eligible under our MICP to receive 100% of his or her 2011 MICP target award. Additionally, pursuant to the terms of each of their respective employment agreements, Mr. Northcutt and Ms. Robinson would have received one year of base salary and one year of continued group insurance coverage, which we have valued at 2011 costs. Mr. Northcutt would have also received reimbursement of the costs of executive outplacement services, estimated to be approximately $25,000. Pursuant to the terms of his employment agreement, Mr. Wade would have received two times the sum of his base salary and 2011 MICP target award and continuation of his group insurance coverage through April 4, 2013, which we have valued at 2011 costs. Under the LTIP, Mr. Northcutt’s, Mr. Lawing’s, Mr. Luna’s and Ms. Robinson’s long-term retention phantom units would have vested on a pro-rata basis. Mr. Wade’s long-term retention phantom units would have fully vested. Additionally, pursuant to the terms of her employment agreement with us, all of Ms. Robinson’s other LTIP awards would have vested. Mr. Northcutt, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP, and each of our named executive officers would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(6)

Upon the executive’s retirement on or after age 65, or prior to 65 if approved by the Compensation Committee, he or she would have been eligible under our MICP to receive 100% of his or her 2011 MICP target award. Under our LTIP, certain of Mr. Northcutt’s, Mr. Lawing’s, Mr. Luna’s and Ms. Robinson’s outstanding phantom unit awards would have vested. Each of our named executive officers would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(7)

Upon termination of employment as the result of the executive’s death, his or her estate would have been eligible under our MICP to receive 100% of his or her 2011 MICP target award. Under our LTIP, each of our named executive officers’ outstanding awards would have fully vested, except for long-term retention phantom unit awards for Messrs. Northcutt, Lawing and Luna and Ms. Robinson, which would have vested on a pro-rata basis. Additionally, the estates of Mr. Northcutt, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP, and the estates of each of our named executive officers would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(8)

Upon termination of employment as the result of the executive’s disability, he or she would have been eligible under our MICP to receive 100% of his or her 2011 MICP target award. Under our LTIP, each of our named executive outstanding awards would have fully vested, except for long-term retention phantom unit awards for Messrs. Northcutt, Lawing and Luna and Ms. Robinson, which would have vested on a pro-rata basis. Under the terms of his employment agreement with us, Mr. Northcutt would have been entitled to receive continued payment of his base salary until the earlier of (i) the date disability payments to him commence or (ii) 360 days from termination. Additionally, Mr. Northcutt, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP, and each of our named executive officers would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(9)

Upon a change in control of our company without a related termination of employment by us without cause or by the executive for good reason, our executives would receive no change in control payments. Under our LTIP, each of our named executive officers’ outstanding awards would fully vest. Mr. Northcutt, Mr. Lawing and Ms. Robinson would have received amounts deferred under our DCP. Additionally, upon a change in control of ScissorTail, Ms. Robinson’s outstanding LTIP awards would fully vest.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of Copano Energy, L.L.C. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted By:

Compensation Committee

Scott A. Griffiths, Chairman

T. William Porter

William L. Thacker

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2011 regarding our LTIP, under which our common units are authorized for issuance to our officers, directors, employees and consultants.

	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Units Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Units Reflected in Column (a)) (c)
Equity compensation plans approved by unitholders(1)	1,173,077	(2)	$25.58	(3)	2,156,867	(4)
Equity compensation plan not approved by unitholders	—		—		—
Total	1,173,077		$25.58		2,156,867

(1)	Our sole equity compensation plan is our LTIP, which was approved by our members prior to our initial public offering.

(2)	Consists of 407,125 UARs and 765,952 unit options. At December 31, 2011, 36,845 of the outstanding UARs and 638,692 of the outstanding unit options were exercisable.

(3)	Price reported relates solely to outstanding options and UARs reported in column (a).

(4)

Determined at the time of any award. 6,200,000 common units are authorized for issuance under our LTIP, of which no more than 3,700,000 may be delivered in the form of unit awards, restricted units and phantom units. 1,637,072 of the units remaining available at December 31, 2011 may be delivered in the form of unit awards, restricted units and phantom units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2012, except where otherwise indicated, the number of our voting securities beneficially owned by: (i) each person who is known to us to beneficially own more than 5% of a class of voting units; (ii) the current members of our Board of Directors; (iii) our named executive officers; and (iv) all current directors and executive officers as a group. Unless otherwise noted, each beneficial owner has sole voting and investment power:

	Common Units(1)		Preferred Units(2)
Beneficial Owner	#	%	#	%
TPG Copenhagen, L.P.(2)	—	—	11,976,175	100%
Tortoise Capital Advisors, L.L.C(3)	5,102,882	7.06%
William L. Thacker(4)	36,034	*
James G. Crump(4)	27,000	*
Ernie L. Danner(4)	27,000	*
Scott A. Griffiths(4)	27,000	*
Michael L. Johnson(4)	27,000	*
Michael G. MacDougall(4)(5)	9,000	*
T. William Porter(4)	27,000	*
R. Bruce Northcutt(4)(6)	285,501	*
Douglas L. Lawing(4)(6)(7)(8)	1,585,361	2.19%
Carl A. Luna(4)(6)	46,726	*
Sharon J. Robinson(6)(9)	22,173	*
James E. Wade (4)(6)	5,133	*
All directors and executive officers as a group (14 persons)(10)	2,207,882	2.97%

*	Less than 1%.

(1)

Based on 72,257,129 common units outstanding on March 1, 2012. In accordance with SEC rules, the percentage of each class as of the such date is calculated for each person and group by dividing the number of common units beneficially owned by the sum of our common units outstanding plus the number of common units underlying options and UARs exercisable by that person or group within 60 days and phantom units vesting within 60 days.

(2)

Subject to certain limitations, the preferred units have voting rights identical to the voting rights of our common units and vote with our common units as a single class. Subject to certain conversion restrictions, the preferred units may be converted to common units on a one-for-one basis beginning on July 21, 2013. The general partner of TPG Copenhagen, L.P. is TPG Advisors VI, Inc., a Delaware corporation (“Advisors VI”). David Bonderman and James G. Coulter are directors, officers and sole shareholders of Advisors VI and may therefore be deemed to beneficially own the preferred units and therefore any common units issuable upon conversion thereof. Messrs. Bonderman and Coulter disclaim beneficial ownership of the preferred units and any common units issuable upon conversion thereof except to the extent of their pecuniary interest therein. The address of Advisors VI and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(3)

As reported on the Schedule 13G/A filed on behalf of Tortoise Capital Advisors, L.L.C. (“TCA”) on February 10, 2012, TCA acts as an investment adviser to certain investment companies registered under the Investment Company Act of 1940. TCA, by virtue of investment advisory agreements with these investment companies, has all investment and voting power over securities owned of record by these investment companies. However, despite their delegation of investment and voting power to TCA, these investment companies may be deemed to be the beneficial owners under Rule 13d-3 of the Act, of the securities they own of record because they have the right to acquire investment and voting power through termination of their investment advisory agreement with TCA. Thus, TCA has reported that it shares voting power and dispositive power over the securities owned of record by these investment companies. TCA also acts as an investment advisor to certain managed accounts. Under contractual agreements with individual account holders, TCA, with respect to the securities held in the managed accounts, shares investment and voting power with certain account holders, and has no voting power but shares investment power with certain other account holders. TCA may be deemed the beneficial owner of the securities covered by its Schedule 13G/A under Rule 13d-3 of the Act. None of the securities are owned of record by TCA, and TCA disclaims any beneficial interest in such securities. The address for TCA is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

(4)

Messrs. Thacker, Crump, Danner, Griffiths, Johnson, MacDougall and Porter, members of our Board of Directors, can be contacted at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019 until May 18, 2012, after which they can be contacted at 1200 Smith Street, Suite 2300, Houston, Texas 77002. Messrs. Northcutt, Lawing, Luna and Wade can also be contacted at this address.

(5)

Mr. MacDougall is also a TPG partner. Mr. MacDougall disclaims beneficial ownership of the preferred units except to the extent of his pecuniary interest therein. The address of Mr. MacDougall is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(6)

Includes (in amounts set forth in the table below) options to acquire common units that are exercisable or will be exercisable and phantom units that will vest within 60 days of March 1, 2012. Also includes common units that would have been issuable in settlement of UARs on March 1, 2012 or within 60 days of such date, calculated based on the closing price for our common units on such date.

Beneficial Owner	Phantom Units	Exercisable UARs	Exercisable Options
R. Bruce Northcutt	—	4,506	45,620
Douglas L. Lawing	—	2,807	8,200
Carl A. Luna	—	1,509	25,660
Sharon J. Robinson	—	2,854	1,220
James E. Wade	800	538	—

(7)

Includes 821,693 common units held by the Estate of John R. Eckel, Jr. and 701,069 common units held by Frio Partners, Inc. Mr. Lawing serves as personal representative of the Eckel Estate and President of Frio Partners, Inc., which is indirectly owned by Frio Management Trust. Mr. Lawing serves as sole trustee of Frio Management Trust, the sole beneficiary of which is the Eckel Estate.

(8)

Mr. Lawing disclaims beneficial ownership common units held by the Estate of John R. Eckel, Jr. and Frio Partners, Inc., in which Mr. Lawing does not have a pecuniary interest. Mr. Lawing’s beneficial ownership without these disclaimed securities represents 0.09% of our outstanding common units on March 1, 2012.

(9)	Ms. Robinson can be contacted at 1437 South Boulder Avenue, Suite 1500, Tulsa, Oklahoma 74119.

(10)

Includes 107,180 options to acquire common units that are exercisable currently or within 60 days of March 1, 2012, 800 phantom units that will vest within 60 days of such date and 43,000 restricted units over which the beneficial owner has voting power but no investment power. Also includes 14,622 common units underlying exercisable UARs on March 1, 2012 or within 60 days of such date, calculated based on the closing price for our common units on such date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Copano/Operations, Inc.

Through December 31, 2009, Copano Operations provided us with certain management, operations and administrative support services, including certain field and administrative personnel, related personnel benefits and insurance, office facilities and related insurance, and office supplies and equipment pursuant to an administrative and operating services agreement we entered into with Copano Operations in connection with our initial public offering in 2004. Copano Operations was controlled by John R. Eckel, Jr., our late Chairman of the Board and Chief Executive Officer, until his death in November 2009. Since that time, Copano Operations has been controlled by Douglas L. Lawing, our Executive Vice President, General Counsel and Secretary. Under our agreement with Copano Operations, we reimbursed Copano Operations for its direct and indirect costs of providing these services. In addition, certain of our subsidiaries were co-lessees of office space with Copano Operations under the lease for our Houston office, and we reimbursed Copano Operations for lease payments that it made for our benefit.

Effective January 1, 2010, we and Copano Operations modified the arrangement by which we and Copano Operations shared certain employees, office space, equipment, goods and services. Under the modified arrangement, we provided Copano Operations with the use of the shared personnel, facilities, equipment, goods and services in exchange for a monthly charge of $19,000, and rights to use certain assets owned by Copano Operations. This agreement was terminated by Copano Operations effective October 1, 2011. For the year ended December 31, 2011, reimbursements to us from Copano Operations for administrative and operating costs totaled approximately $171,000, including payroll and benefits expenses for certain of our field and administrative personnel.

We believe that the terms and provisions of these agreements were fair to us; however, we cannot be certain that such agreements and services had terms as favorable to us as we could have obtained from an unaffiliated entity.

TPG Copenhagen

As of March 1, 2012, TPG Copenhagen owns 11,976,175 preferred units. The preferred units generally vote with our common units and are entitled to quarterly distributions equaling $0.72625 per preferred unit, which we are obligated to pay in kind for each quarter through the quarter ending June 30, 2013. Beginning on July 21, 2013, the preferred units will become convertible into common units by us and by the holders, in each case subject to certain conditions and limitations.

We are party to a director designation agreement giving TPG Copenhagen the right to designate a member of our Board. TPG Copenhagen selected Mr. MacDougall as its director designee. We are required, pursuant to the terms of the director designation agreement, to nominate Mr. MacDougall (or another TPG Copenhagen designee) for re-election to the Board at each annual meeting of unitholders unless TPG Copenhagen’s ownership of Copano securities falls below specified levels or certain other specified resignation events occur.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file reports with the SEC relating to their ownership, and changes in ownership, of our common units. Officers, directors and greater than 10% equity holders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based on our records and representations from our executive officers and directors, we believe that all reports due in 2011 were filed as required.

UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Proposals for Inclusion in our Proxy Statement for 2013 Annual Meeting

Rule 14a-8 under the Exchange Act addresses when we must include a unitholder’s proposal in our proxy statement for an annual or special meeting of unitholders. Under Rule 14a-8, for a unitholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2013 annual meeting of unitholders, the proposal must be received at our principal executive offices, 1200 Smith Street, Suite 2300, Houston, Texas 77002, no later than December 6, 2012. Any proposal submitted for inclusion in the proxy statement must comply with Securities Exchange Act Rule 14a-8.

Proposals and Director Nominations to be presented at 2013 Annual Meeting

For any proposal that is not submitted for inclusion in our proxy material for the 2013 annual meeting but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal in accordance with the procedures set forth in Section 11.13 of our limited liability company agreement. For a unitholder proposal or director nomination to be properly submitted for presentation at our 2013 annual meeting, our Corporate Secretary must receive written notice of the proposal or nomination at our principal executive offices during the period beginning on December 6, 2012 and ending on January 5, 2013.

Unitholder proposals or director nominations must contain information specified in our limited liability company agreement, including:

•	the name and address of the unitholder (and any beneficial unitholder on whose behalf the proposal is being made), as they appear on our books;

•	the class and number of units owned beneficially and of record by the unitholder (and the beneficial owner, if any);

•

in the case of director nominations, all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or that is otherwise required under the Exchange Act rules governing proxy solicitations, including each nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•

in the case of other business, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business that the unitholder (and the beneficial owner, if any) may have; and

•

whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of units required under our limited liability company agreement or Delaware law to carry the proposal or elect the unitholder’s nominee, as applicable. An affirmative statement of the intent to do so is called a “Solicitation Notice.” The requirement to provide this information does not apply to any director nomination from a unitholder who is record holder of a sufficient number of units on the record date to elect one or more directors on a cumulative voting basis.

Any unitholder proposal or director nomination must also be a proper matter for unitholder action under our limited liability company agreement and under Delaware law. In addition, if a unitholder delivers a Solicitation Notice with respect to a proposal or director nomination, in order for such proposal or nomination to be properly brought before the annual meeting, the unitholder must have actually delivered a proxy statement and form of proxy to holders of at least the percentage of units required to carry the proposal or elect the unitholder’s nominee, as applicable. If no Solicitation Notice is delivered with respect to a proposal or nomination, in order for such proposal or nomination to be properly brought before the annual meeting, the unitholder or beneficial owner making the proposal or director nomination must not have solicited a number of proxies sufficient to have required the delivery of a Solicitation Notice.

Recommendation of Director Candidates to the Nominating and Governance Committee

A unitholder or a group of unitholders may recommend potential candidates for consideration by our Nominating and Governance Committee by sending a written request to our Corporate Secretary not earlier than the 150th calendar day and not later than the 90th calendar day before the first anniversary of the mailing of the proxy materials in connection with the preceding year’s annual meeting. Such written request must be sent to our principal executive offices, 1200 Smith Street, Suite 2300, Houston, Texas 77002, Attn: Corporate Secretary. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. The unitholder or group of unitholders making the recommendation must also disclose, with the written request described above, the number of units that the unitholder or group of unitholders beneficially owns and the period of time the unitholder or group of unitholders has beneficially owned the units. Additional information may be requested from time to time by the Nominating and Governance Committee from the nominee or the unitholder or group of unitholders.

SOLICITATION AND MAILING OF PROXIES

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Our representatives may also solicit proxies in person or by telephone, internet or facsimile transmission. These representatives will not receive additional compensation but may be reimbursed for out-of- pocket expenses incurred in connection with such solicitations. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of units and will reimburse their costs of forwarding the proxy materials in accordance with customary practice.

We have retained D.F. King & Co., Inc. to provide us with consulting services and to aid us in the solicitation of proxies and will pay a fee not to exceed $9,000, plus out-of-pocket expenses, for these services. Your cooperation in voting promptly by following the instructions on the notice of internet availability of proxy materials or proxy card that you received will help to avoid additional expense.

If you wish to give your proxy to someone other than the parties whose names are printed on the proxy card, you must cross out the names appearing on the proxy card and insert the names of the individual or individuals (not more than three) to whom you wish to give your proxy. The named individual or individuals must then present your proxy card at the annual meeting.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual unitholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any unitholder is not disclosed except as necessary to meet legal requirements.

OTHER MATTERS FOR 2012 ANNUAL MEETING

As of the date of this proxy statement, our Board of Directors knows of no matters to be acted upon at the annual meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Douglas L. Lawing

Executive Vice President, General Counsel and Secretary

Houston, Texas

April 5, 2012

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Total distributable cash flow (or its predecessor, distributable cash flow) has served as the financial objective under our MICP since the plan’s inception in 2005. We define total distributable cash flow as net income (loss) plus: (i) non-cash interest and other financing costs, (ii) deferred tax expense, (iii) depreciation and amortization expense, (iv) impairment expense, (v) non-cash amortization expense associated with commodity derivative instruments, (vi) distributions from unconsolidated affiliates, (vii) loss on refinancing of unsecured debt and (viii) equity-based compensation expense, and minus (i) equity in earnings (loss) from unconsolidated affiliates, (ii) unrealized gains (losses) from commodity risk management activities and (iii) maintenance capital expenditures, and plus or minus other miscellaneous non-cash amounts affecting net income (loss) for the period. Maintenance capital expenditures are capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. We determined that total distributable cash flow is a better measure of the rate at which cash available for distribution is generated by our operations than its predecessor, distributable cash flow, which does not add back the amortization expense relating to the option component of our risk management portfolio. Distributable cash flow still serves as the financial objective under our DCP, which we adopted in 2008.

Neither distributable cash flow nor total distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP.

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Reconciliation of net income to distributable cash flow and total distributable cash flow(1)
Net (loss) income	$ (156,312)	$ (8,681)	$ 23,158
Add:
Depreciation and amortization	69,156	62,572	57,539
Impairment	8,409	—	—
Amortization of debt issue costs	3,764	3,755	3,955
Distributions from unconsolidated affiliates	35,471	25,955	29,684
Loss on refinancing of unsecured debt	18,233	—	—
Equity-based compensation	13,265	10,388	8,252
Unrealized loss (gain) associated with line fill contributions and gas imbalances	23	1,538	(2,145)
Unrealized (gain) loss from commodity risk management activities	(3,522)	(984)	(6,879)
Deferred taxes and other	390	(280)	271
Less:
Equity in loss (earnings) from unconsolidated affiliates	145,324	20,480	(4,600)
Maintenance capital expenditures	(13,490)	(9,563)	(9,728)

Distributable cash flow	120,711	105,180	99,507
Add:
Amortization of commodity derivative options	29,517	32,378	36,950

Total distributable cash flow	$ 150,228	$ 137,558	$ 136,457

Average common units outstanding(2)	N/A	59,177,121	55,386,741
Total distributable cash flow per unit	N/A	$ 2.29	$ 2.46

(1)	The MICP financial objective for 2011 was total distributable cash flow, and for 2010 and 2009 was total distributable cash flow per unit.

(2)	Average total common units outstanding on the record date for cash distributions paid with respect to each of the four quarters in the years indicated.

A-1

COPANO ENERGY, L.L.C.

2727 ALLEN PARKWAY, SUITE 1200 HOUSTON, TX 77019 ATTN: DOUGLAS L. LAWING

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M45867-Z57553 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COPANO ENERGY, L.L.C.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

01) James G. Crump

02) Ernie L. Danner

03) Scott A. Griffiths

04) Michael L. Johnson

05) Michael G. MacDougall

06) R. Bruce Northcutt

07) T. William Porter

08) William L. Thacker

For All

Withhold All

Except For All

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal:

2. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For Against Abstain

To cumulate votes for one or more of the nominees as explained in the Proxy Statement, check box to the right, then indicate on the reverse side of this card the name(s) and number of cumulated votes to be allocated to each nominee. Please do not check the box unless you want to exercise cumulative voting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Unitholder Letter are available at www.proxyvote.com.

M45868-Z57553

COPANO ENERGY, L.L.C.

PROXY FOR 2012 ANNUAL MEETING OF UNITHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Bruce Northcutt and T. William Porter, and each of them, with or without the other and with the full power of substitution, as proxies to vote as specified on the reverse side hereof all units that the undersigned is entitled to vote at the 2012 Annual Meeting of Unitholders of Copano Energy, L.L.C. (the “Company”), to be held at Two Allen Center, 1200 Smith Street, The Forum Room, 12th Floor, Houston, Texas 77002 on Thursday, May 17, 2012, at 9:00 a.m. Central Daylight Time, and any adjournments or postponements thereof.

If no specification is made with regard to any proposal, such units will be voted in accordance with the recommendation of the Company’s Board of Directors. For other business that may properly come before the meeting, such units will be voted as determined by the above-named proxies in their discretion.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Continued and to be completed, dated and signed on reverse side.